Exhibit 4.16
SHAREHOLDERS AGREEMENT
This SHAREHOLDERS AGREEMENT (the “Shareholders Agreement”) dated as of July 4, 2007, is entered into by and among:
GLOBOSAT PROGRAMADORA LTDA., a Brazilian limited liability company (sociedade limitada), with headquarters at Rua Itapiru 1209, Rio Comprido, Rio de Janeiro, RJ, Brazil (hereinafter referred to as “Globosat”); and
PLAYBOY TV LATIN AMERICA, LLC, a California Limited Liability company with offices at 1550 Biscayne Boulevard, Miami, FL, 33132, USA (hereinafter referred to as “PTVLA”);
and, as intervening party,
PB BRASIL ENTRETENIMENTO S.A., a Brazilian corporation (sociedade anônima), with headquarters at Rua Itapiru 1209 (part), Rio Comprido, Rio de Janeiro, RJ, Brazil (hereinafter referred to as the “Venture”);
WHEREAS:
(i)	Globosat has a recognized and extensive experience in the business of production, programming and/or distribution of audiovisual contents through Television and Other Media in Brazil, being a well-known company with fifteen (15) years in the business of television production and a wide range of client and supplier contacts;

(ii)	PTVLA is a joint venture between Claxson and PEGI and both have recognized worldwide expertise in the business of adult entertainment, including the development and production of Adult Content for Television and Other Media;

(iii)	Claxson and PEGI combined own 100% (one hundred percent) of the interest in PVTLA;

(iv)	PTVLA has recognized expertise in the business of development and production of Adult Content for Television and Other Media in Latin America;

(v)	Globosat and PTVLA believe that mutual benefit could be obtained by collaborating in the development and exploitation of business opportunities specially regarding the development, operation, distribution, production and commercial exploitation of Adult Content for Television and Other Media in Brazil;

(vi)	Globosat and PTVLA are willing to enter into an association to develop and exploit Adult Content in Television and Other Media in Brazil, through the Venture, as a separate corporate joint venture vehicle, pursuant to the terms set forth herein, in the by-laws (Estatuto Social) of the Venture and in the Parent Company Agreement;

(vii)	on December 15th, 2006, Globosat and PTVLA executed a Memorandum of Understanding, as amended on February 6, 2007 (the “MOU”), in order to outline the means through which the association shall be implemented and to establish some common general guidelines with respect to the conduct of the business, corporate structure, management, restrictions on transfer of Shares and distribution of profits, among other issues, as well as the basic terms and conditions of the Agreements that shall rule the Venture’s business and activities;

(viii)	also on December 15th, 2006, Globosat, Claxson and PEGI executed the Parent Company Agreement, as amended on the date hereof, in order to set forth additional rights and obligations in connection with the Venture, including, but not limited to, non-competition provisions (the “Parent Company Agreement”, copy of which is attached hereto as Exhibit (viii));

(ix)	on April 18, 2007, and in accordance with the Laws of Brazil, the Venture — a joint venture legal entity to carry out the development and exploitation of Adult Content in Television and Other Media in Brazil — was incorporated;

(x)	on the date hereof, the subscribed and fully paid capital stock of the Venture is R$ 7.500,00 (seven thousand and five hundred Reais), represented by seven thousand and five hundred (7.500) no-par value, common nominative shares, 100% owned by the Shareholders, duly recorded in the Venture’s books as follows:

Shareholder	Shares	Total (%)
Globosat	4.500	60%
PTVLA	3.000	40%
Total	7.500	100%

(xi)	the Shareholders desire to set their rights, obligations and responsibilities in connection with and arising from the Venture and its management, as well as the general principles that shall govern their relationship as shareholders of the Venture, pursuant to the terms of article 118 of the Brazilian Corporate Law; and

(xii)	on the date hereof, the Shareholders are also executing and delivering — or causing the execution and delivery of — certain Agreements in connection with the Venture and its business, as provided herein;
NOW, THEREFORE, in consideration of the mutual agreements, understandings, and other good and valuable consideration as set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Shareholders and the Venture hereby execute this Shareholders Agreement to set forth their full understanding as follows:
SECTION I
DEFINITIONS AND INTERPRETATION
1.1.      As used in this Shareholders Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):
     “Abril”: shall mean Editora Abril S.A.
     “ADSL”: shall have the meaning ascribed to it in the definition of “Closed ADSL Systems”.
     “Adult Content”: shall mean Content that consist predominantly of sexual themes and that is comparable to or more explicit than the content exhibited on the preexisting adult channels of the Shareholders; provided that, for the purposes of this Shareholders Agreement, Non-Adult Content shall not be deemed as Adult Content;

     “Advertising Sales Services Agreement”: shall have the meaning ascribed to it in Section 17.2.
     “Affected Shareholder”: shall have the meaning ascribed to it in Section 8.4.
     “Affiliate Agreements”: shall mean any Agreement between the Venture and any of its Shareholders or any of their respective Affiliate Companies.
     “Affiliate Company”: shall mean, with respect to any Shareholder, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, excluding, with respect to Globosat, Globosat’s Ventures.
     “Agreement”: shall mean any oral or written contract, agreement, covenant, commitment, arrangement, understanding, settlement, indenture, note, bond, loan, instrument, lease, guarantee, conditional sales contract, mortgage, deed of trust, security agreement, license fee, franchising or insurance policy, in each case as amended, supplemented, waived or otherwise modified from time to time.
     “ANATEL”: shall mean the Brazilian telecommunications agency (Agencia Nacional de Telecomunicações).
     “Annual Budget”: shall have the meaning ascribed to it in Section 6.2.
     “Annual Business Plan”: shall have the meaning ascribed to it in Section 6.2.
     “Assets”: shall mean all assets, tangible or not, related to distribution and/or any other form of exploitation of Adult Content and channels via Television and Other Media in Brazil.
     “Back-Office Services”: shall mean any back-office service, including, but not limited to, administrative, financial, accounting, data processing, legal, commercial, human resources and marketing.
     “Board of Officers”: shall mean, with respect to the Venture, the Diretoria referred to in article 143 of the Brazilian Corporate Law, and with respect to any other Person, the board of officers or other similar body.
     “Brazil”: shall mean the Federative Republic of Brazil (República Federativa do Brasil).
     “Brazilian Channels”: shall mean Sexy Hot channel and any other channel that the Venture decides to launch, which is originally produced and/or distributed through Television in Brazil.

     “Brazilian Code of Civil Procedure”: shall mean Brazilian Federal Law no. 5.869 of January 11, 1973, as amended from time to time.
“Brazilian Corporate Law”: shall mean Brazilian Federal Law no. 6.404 of December 15, 1976, as amended from time to time.
     “Business Day”: shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to be closed in Rio de Janeiro, Brazil.
     “Buy-Up Exercise Period”: shall have the meaning ascribed to it in Section 9.1.
     “Buy-Up Notice”: shall have the meaning ascribed to it in Section 9.1.1.
     “Buy-Up Option”: shall have the meaning ascribed to it in Section 9.1.
     “CADE”: shall mean the Brazilian antitrust authority (Conselho Administrativo de Defesa Econômica).
     “Claxson”: shall mean Claxson Interactive Group, Inc., a British Virgin Island corporation, with offices at 1550 Biscayne Boulevard, Miami, FL, 33132, USA.
     “Closed ADSL Systems”: shall mean a distribution or transmission system that delivers Television programming directly via asymmetric digital subscriber lines (“ADSL”) to any point or device at which the transmission enters the subscribers premises, solely in accordance with the requirements herein, and solely from servers located within the private domain of the ADSL service carrier; provided that use of any form of the Internet for any portion of such transmission shall not be permitted.
     “Confidential Information”: shall mean, except for information which is in the public domain or obtained in the ordinary course of business, without limitation, the following: (i) information concerning the affairs, contracts and other property of the Venture or any other Shareholder or any transaction in which the Venture or any other Shareholder have been concerned or interested relating to the purpose of the Venture; (ii) the names and addresses of any clients or suppliers of the Venture, or any other Shareholder; (iii) information on the terms of the negotiation of this Shareholders Agreement, the MOU or of the Definitive Agreements and those documents themselves; (iv) information relating to the business methods of the Venture or technologies used or created by the Venture or any of its controlled Affiliate Companies, and (v) the Initial Business Plan of the Venture, as well as any amendment thereto.
     “Constrained Shares”: shall have the meaning ascribed to it in Section 8.4.

     “Constrained Shares Court Disbursement”: shall have the meaning ascribed to it in Section 8.4.1.
     “Content”: shall mean any work or video content, brand, trademark, programming and/or any other content developed, produced, managed, exploited and/or distributed by means of Television or Other Media.
     “Control” (including the terms “controlled by”, “controlling” and “under common control with”): shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Controversy”: shall have the meaning ascribed to it in Section 21.1.
     “Customized Channels”: shall mean the Adult Content channels that result from the customization of channels originally produced and/or distributed by PTVLA outside Brazil.
     “DTH”: shall mean direct to home satellite system.
     “Defaulting Shareholder”: shall have the meaning ascribed to it in Section 15.1.
     “Definitive Agreements”: shall mean this Shareholders Agreement, Technical Services Agreements, License Agreement, Globosat Content Sub-license Agreement, Globosat Trademark License Agreement, Trademark Coexistance Agreement, Advertising Sales Services Agreement, Distribution Agreement and Net Brasil’s Agency Agreement.
     “Distribution Agreement”: shall mean the distribution Agreement to be executed on the date hereof by and between the Venture and Net Brasil, aiming the distribution of Venture’s Content and channels through Net Brasil’s Affiliate Systems, as the same may be amended, supplemented or otherwise modified from time to time, under the terms and conditions set forth therein.
     “Fair Market Value”: shall mean the value determined in accordance with Section X.
     “Fiscal Year”: shall mean a calendar year.
     “GCP”: shall mean Globo Comunicação e Participações S.A., a Brazilian corporation, with headquarters at Rua Lopes Quintas 303, Jardim Botânico, Rio de Janeiro, RJ, Brazil.
     “Globo Restrictions”: shall have the meaning ascribed to it in Section 19.1.9.
     “Globosat”: shall have the meaning ascribed to it in the preamble of this Shareholders Agreement.

     “Globosat Assets”: shall have the meaning ascribed to it in Section 11.2.(v).
     “Globosat Content Sub-license Agreement”: shall mean the content supply Agreement to be executed on the date hereof among Globosat and the Venture.
     “Globosat Trademark License Agreement”: shall mean the trademark license Agreement to be executed on the date hereof among Globosat and the Venture.
     “Globosat’s Ventures”: shall mean Telecine Programação de Filmes Ltda., Canal Brazil S.A. and USA Brasil Programadora Ltda.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including but not limited to CADE.
     “Iberia”: shall mean Andorra, Portugal and Spain.
     “IGP-M”: shall mean the inflation rate denominated Índice Geral de Preços ao Mercado, published by the Fundação Getúlio Vargas, provided that in the event the IGP-M rate is less than zero in any one-year period, than, for the purpose of this Shareholders Agreement, the IGP-M rate shall be deemed to be equal to zero.
     “Initial Business Plan”: shall have the meaning ascribed to it in Section 6.1.
     “International Channels”: shall mean channels produced by PTVLA outside Brazil that the Venture decides to launch and/or distribute through Television in Brazil.
     “Internet”: shall mean any non-proprietary ¯ i.e., accessible to the general public regardless of physical location, means of access and whether or not a fee is charged by an internet service provider for such access ¯ digital network based on the Internet Protocol or a similar or successor protocol that interconnects computers or similar receiving devices so as to allow open two-way access for the origination and reception of data sufficient to convey audio-visual programming.
     “IPTV”: shall mean a video content transmission, exhibition and distribution system via a platform based on the Internet where the end user accesses the television Content (whether on a linear or VOD basis) via a set-top-box connected to a TV set, provided that, for the purposes of this Shareholders Agreement, other forms of distribution via a platform based on the Internet where the end user accesses the content via a computer or PC set shall not be deemed IPTV or Television.
     “Latin America”: shall mean America’s continent countries (including Mexico and all countries in Central America, South America, the Caribbean, as defined in PTVLA’s current Agreements with PEGI, and Puerto Rico), except (i) Canada, (ii) the United States of America (USA, but including Puerto Rico), their respective territories, military bases and possessions, and (iii) Brazil.
     “Law”: shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (ii) governmental approvals and (iii) orders, decisions (whether condemnatory or homologatory), injunctions, judgments, awards and decrees of or Agreements with any Governmental Authority.
     “License Agreement”: shall mean the content supply and trademark license Agreement to be executed on the date hereof among PTVLA, PEGI and the Venture, as described in Section 17.6.
     “Liens”: shall mean any liens, burdens, encumbrances, mortgages, security interests, repurchase obligations, claims, disputes, usufructs, options, rights of first and last refusal, put, call and any other restrictions or liabilities, whether contractual or not, of any kind whatsoever.
     “Material Capital Investments”: shall mean any investments which individually exceeds R$ 500.000,00 (five hundred thousand Reais), adjusted annually by the IGP-M, or a year investment exceeding the maximum foreseen in the Annual Budget.
     “MATV”: shall mean master antenna television systems.
     “MDS”: shall mean multipoint distribution services.
     “MFN”: shall mean any contractual provision by which a party to certain Agreement grants to the other party of the same Agreement the right to replace and modify the terms of such Agreement in order to reflect more favorable Agreements and/or terms (those terms taken as a whole) provided for in another equivalent or similar Agreement for the same type of services executed by the first party with a third party.
     “MMDS”: shall mean multichannel multipoint distribution services.
     “MOU”: shall have the meaning ascribed to it in the preamble of this Shareholders Agreement.
     “Net Brasil”: shall mean Net Brasil S.A.

     “Net Brasil’s Affiliate System”: shall mean each wired cable television system (“CATV System”), satellite master antenna television system (“SMATV” System), DTH System, MMDS System, Closed ADSL Systems, IPTV, Internet and any other form of television distribution system other than Standard Broadcast Television, (i) which hold all required licenses issued by the Ministry of Communication of Brazil and/or ANATEL authorizing it to receive a television signal and retransmit it to its subscribers and (ii) which has contractually authorized Net Brasil to negotiate and execute Agreements with programmers on its behalf for purpose of acquiring the rights to exhibit programs and/or channels on such systems.
     “Net Brasil Agency Agreement”: shall mean the Agreement to be executed on the date hereof by and between the Venture and Net Brasil targeted to distribute the Adult Content, included but not limited to the Brazilian Channels, the Customized Channels and the International Channels through any Net Brasil’s Non Affiliate System company for Television and Other Media.
     “Net Brasil Distribution Agreement”: shall mean the distribution Agreement already executed by and between Globosat and Net Brasil targeted to distribute the Globosat channels through Sky Brasil Serviços Ltda. and Net Serviços de Comunicação S.A.
     “Net Brasil’s Non Affiliate System”: shall mean any form of Television distribution system (i) which holds all required licenses issued by the Ministry of Communication of Brazil and/or ANATEL authorizing each to receive a television signal and retransmit each through Television and Other Media, or by Closed ADSL System, or by Internet, or by IPTV, to its subscribers in Brazil, and (ii) which is not a Net Brasil’s Affiliate System.
     “New Business Plan”: shall have the meaning ascribed to it in Section 6.4.
     “Non-Adult Content”: shall mean Content that would be rated “R” or less restrictively by the Motion Picture Association of America; including, but not limited to, (i) the content on the existing Claxson’s channels (Infinito, HTV, Fashion TV, I-Sat, Space, MuchMusic and Retro) or other services that are similar in scope and content to Claxson’s existing channels (except for PTVLA’s channels other than Playboy Lifestyle channel); and (ii) the content on the existing channels of Globosat (Multishow, GNT, Telecine Channels, Canal Brasil) or other services that are similar in scope and content to Globosat’s existing channels (other than ForMan and SexyHot), all of which shall not be deemed Adult Content.

     “Non-Affected Shareholder”: shall have the meaning ascribed to it in Section 8.4.
     “Non-Competition Provisions”: shall mean the provisions set forth in Section XII below.
     “Non-Defaulting Shareholder”: shall have the meaning ascribed to it in Section 15.1.
     “Officer”: shall mean any member of a Board of Officers (Diretoria).
     “Operating Reserve”: shall mean, until December 31st, 2008 the cash reserve to be maintained by the Venture in an amount at any given time equal to the operating costs of the Venture for the immediately preceding two-month period; and after December 31st, 2008, the cash reserve to be maintained by the Venture in an amount at any given time equal to the operating costs of the Venture for the immediately preceding three-month period.
     “Other Media”: shall mean all forms of exhibition, transmission and/or distribution of Content existing or to be developed in the future, including but not limited to: (i) Internet, (ii) telecommunications, including but not limited to Wireless, video content delivered not as part of a Television service by ADSL, satellite, cable (whether on a VOD, NVOD basis), CD-ROM, DVD/Home Video (as well as any other physical video media support) and portable media players, Portuguese language radio and Print Media. Notwithstanding any other provision herein, Other Media shall not include Television.
     “Other Media Net Revenues”: shall mean all revenues effectively earned by the Venture from the distribution of any Playboy Unbranded Adult Content via the Other Media in Brazil, less (i) all the applicable Taxes and, (ii) the participation due to any third party distributors.
     “Parent Companies”: shall mean Globosat, Claxson and PEGI, as well as their respective Affiliate Companies.
     “Parent Company Agreement”: shall have the meaning ascribed to it in the preamble of this Shareholders Agreement.
     “Parties”: shall mean the parties to this Shareholders Agreement.
     “Pay TV Operator”: shall mean any third party authorized to distribute the Venture’s Content via Television in Brazil.
     “PEGI”: shall mean Playboy Entertainment Group, Inc., a Delaware corporation with headquarters at 2706 Media Center Drive, Los Angeles, CA, 90065, USA.

     “PEI”: shall mean Playboy Enterprises, Inc., a Delaware corporation with offices at 680 North Lakeshore Drive, Chicago, Illinois, 60611, USA.
     “Permitted Transferee”: shall have the meaning ascribed to it in Section 8.1.(i).
     “Person”: shall mean an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated association or any other entity or organization.
     “Playboy Branded Adult Content”: shall mean all Adult Content as well as stills and other ancillary Content related to such video Content owned or licensed by PEGI or its Affiliate Companies where Playboy Trademarks are used in connection, or closely associated, with such Content, or any related advertising.
     “Playboy Brazil Magazine Assets”: shall mean the assets related to the rights currently granted in Brazil to Abril in print media, Internet and Wireless related specifically to the Playboy Branded Adult Content.
     “Playboy Lifestyle Content”: shall mean all Content related to and associated with the Playboy Lifestyle programming service.
     “Playboy Trademarks”: shall mean the Playboy trademarks which are based on the “Rabbit-head” trademark or any use of the words “Playboy”, “Playmate” or “Bunny”.
     “Playboy Unbranded Adult Content”: shall mean all Adult Content as well as stills and other ancillary Adult Content related to such video Content owned or licensed by PEGI or its Affiliate Companies where the Playboy Trademarks are not used in connection, or closely associated, with such Content, or any related advertising, including without limitation, such Adult Content associated with the Playboy Unbranded Trademarks. Playboy Unbranded Adult Content specifically excludes all Content owned and distributed by Club Jenna, Inc. and its subsidiaries.
     “Playboy Unbranded Trademarks”: shall mean such trademarks owned or licensed by PEGI which are not based on the “Rabbit-head” trademark or any use of the words “Playboy”, “Playmate” or “Bunny”, including without limitation, the Spice trademarks, Spice:xcess, fresh! and shorteez. Playboy Unbranded Trademarks specifically excludes all Trademarks associated with all Content owned and distributed by Club Jenna, Inc. and its subsidiaries.
     “Preexisting Agreements”: shall mean the Agreements regarding the distribution of Adult Content in Television and/or Other Media in Brazil, listed on Exhibit 1.A attached hereto, that have been executed by the Shareholders up to the date of the Venture’s incorporation, that may not be transferred or sublicensed to the Venture, regardless of the obligation of the Shareholders to use their best efforts to transfer or sublicense the rights and economic interest arising from or in connection with such Agreements to the Venture, as set forth herein.
     “Print Media”: shall mean any printed material sold in connection or packaged with DVD/Home Video or any other physical video media support already existing or to be developed in the future that is not associated with the Playboy Trademarks and/or Playboy Branded Adult Content. For the avoidance of doubt, Print Media shall not include any form of printed material not sold in connection or packaged with DVD/Home Video or any other physical video media support already existing or to be developed in the future.
     “Profits Available for Distribution”: shall mean all cash and funds of the Venture after (i) all the deductions set forth by the applicable Brazilian Laws and (ii) the deduction of the Operating Reserve.
     “PTVLA”: shall have the meaning ascribed to it in the preamble of this Shareholders Agreement.
     “PTVLA Assets”: shall have the meaning ascribed to it in Section 11.1.(v).
     “Purchasing Shareholder”: shall have the meaning ascribed to it in Section 14.1.3.1.
     “Real”, “Reais” or “R$”: shall mean the lawful currency of Brazil.
     “Relevant Matter”: shall mean any matter listed in Sections 5.2 and 5.3.
     “Rights”: shall have the meaning ascribed to it in Section 8.3.
     “Selling Shareholder”: shall have the meaning ascribed to it in Section 14.1.3.1.
     “Shareholders”: shall mean, jointly, Globosat and PTVLA. “Shareholders Agreement”: shall mean this Shareholders Agreement, as amended from time to time pursuant to its terms.
     “Shareholders’ Meeting”: shall mean, with respect to the Venture, any Assembléia Geral referred to in articles 121 and followings of the Brazilian Corporate Law, and with respect to any other Person, any similar shareholders’ meeting.
     “Shares”: shall mean any share in the capital stock of the Venture, any right to acquire shares in the capital stock of the Venture, any security convertible into shares in the capital stock of the Venture and any Rights.

     “SMATV”: shall mean satellite master antenna television systems.
     “Tax” or “Taxes”: shall mean all federal, state, local or foreign taxes, including all interest, penalties and additions imposed by Law with respect to such amounts and any interest in respect of such penalties and additions.
     “Technical Services”: shall mean any services related to subtitling services and engineering services, including but not limited to playout, uplink and satellite transponder space and related services.
     “Technical Services Agreements”: shall mean the technical services Agreements to be executed on the date hereof by and between the Venture and any of the Shareholders, aiming the rendering of Technical Services.
     “Television” shall mean all of the following forms of exhibition, transmission and/or distribution of content existing or to be developed in the future: (a) all forms of linear and non linear television offered directly by the Venture or through a third party (e.g. cable or satellite operator) in conjunction with linear services whether on a subscription, pay-per-view, “video on demand”, “a la carte”, or free basis, including, without limitation, (i) conventional VHF or UHF television broadcast, (ii) basic cable and pay cable, (iii) “over the air pay” subscription television (STV), (iv) direct broadcasting by satellite (DBS), (v) MATV, (vi) MDS, (vii) MMDS, (viii) SMATV, (ix) microwave transmission, and (x) IPTV. It is understood that any form of linear transmission of continuous programming services with Playboy Branded Adult Content specifically targeted to Brazil shall be deemed Television to be exclusively exploited by the Venture; provided that PEGI, pursuant to the terms of the Parent Company Agreement, will use commercially reasonable efforts to block, through industry accepted standards and technology, the distribution of these types of services not targeting Brazil, in Brazil.
     “Television Net Revenue”: shall mean all revenues effectively earned by the Venture from the distribution of any channel (the Customized Channels, the International Channels and the Brazilian Channels, including the Playboy Lifestyle Channel) via Television or the license of Adult Content from such channels via Television in Brazil, less (i) all applicable Taxes and (ii) the participation due to the Pay TV Operators.
     “Term”: shall have the meaning ascribed to it in Section 14.1.
     “Termination Date”: shall have the meaning ascribed to it in Section 15.2.
     “Termination Event”: shall have the meaning ascribed to it in Section 15.1.

     “Termination Notice”: shall have the meaning ascribed to it in Section 15.3.1.
     “Trademarks”: shall mean any and all brands, patent, trademark, trade secret, trade name and service mark related to the Adult Content in Television or Other Media, including but not limited to, the Playboy Trademarks and the Playboy Unbranded Trademarks.
     “Trademark and Content Standards”: shall mean the brand and trademark guidelines, quality and content standards of PTVLA and PEGI set forth in Exhibit 13.1.
     “Trademark Coexistence Agreement”: shall have the meaning ascribed to it in Section 17.7.
     “Transfer”: shall have the meaning ascribed to it in Section 8.1.
     “Transferring Shareholder”: shall have the meaning ascribed to it in Section 8.1. (i).
     “US$” or “Dollars”: shall mean the lawful currency of the United States of America.
     “Venture”: shall have the meaning ascribed to it in the preamble of this Shareholders Agreement.
     “Venture Wind Up”: shall have the meaning ascribed to it in Section 15.2.2.
     “Venture’s Annual General Shareholders’ Meeting”: shall mean, with respect to the Venture, any annual general meeting of the Venture’s Shareholders held pursuant to articles 132 and followings of the Brazilian Corporate Law.
     “Venture’s Original Content”: shall mean any Content originally produced by the Venture.
     “Way-out Notice”: shall have the meaning ascribed to it in Section 14.1.3.1.
     “Way-out Option”: shall have the meaning ascribed to it in Section 14.1.3.
     “Wireless”: shall mean distribution of Content via a mobile telecommunications network.
1.2.     Reference in this Shareholders Agreement to Sections are sections to this Shareholders Agreement, unless the context otherwise requires. The recitals to this Shareholders Agreement shall be deemed to form part hereof.

1.3.     Headings are inserted for convenience only and shall not affect the interpretation of this Shareholders Agreement.
1.4.     The use of the word “including” in this Shareholders Agreement when following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, but shall be deemed to refer to all other items or matter that could reasonably fall within the broadest possible scope of such general statement, term or matter.
SECTION II
PURPOSES OF THE SHAREHOLDERS AGREEMENT
2.1.     Subject to the terms and conditions set forth herein, the purpose of this Shareholders Agreement is to (i) rule and regulate the terms and conditions under which the Venture will develop, exploit, own, operate, distribute, produce and market Adult Content for any form of commercial exploitation in Television and Other Media in Brazil, during the Term; (ii) establish some common general guidelines with respect to the conduct of the business, corporate structure, management, restrictions on transfer of Shares, distribution of profits and non competition, among other issues; and (iii) regulate the terms and conditions under which the Venture shall develop its business and activities.
2.2.     The Shareholders agree that this Shareholders Agreement is entered into between them and will be performed by each of them in a spirit of mutual cooperation, trust and confidence. Each Shareholder undertakes to use all means commercially reasonably available to achieve the objectives of this Shareholders Agreement and to ensure compliance by the Venture and such Shareholder’s Affiliate Companies with its obligations. Accordingly, each of the Shareholders (i) agrees that it will use its commercial reasonable efforts to promote the business and profitability of the Venture, (ii) shall do and execute or cause to be done and executed all such acts, deeds, documents and things as may be within its power, including but not limited to the passing of resolutions to ensure that all provisions of this Shareholders Agreement are observed and performed, and (iii) take all commercially reasonable necessary measures — including but not limited to the holding of Shareholders’ Meetings — in order to implement the corporate structure of the Venture in accordance with the terms and conditions provided for in this Shareholders Agreement and in any other Agreements executed by the Shareholders in connection with the Venture.
2.3.     The Shareholders hereby agree that not only the current issued and outstanding Shares of the Venture held by each of the Shareholders shall be subject to this Shareholders Agreement, but also (i) any and all Shares acquired, by any means, by any of the Shareholders, (ii) any and all securities convertible into or exchangeable for any such Shares, (iii) any and all options, warrants or other rights to acquire any such Shares, and (iv) any and all equity held as a result of stock splits, issuances in exchange for or in replacement of or upon conversion of such Shares, or otherwise in connection with a combination of capital stock, recapitalization, merger, consolidation or other corporate reorganization, in all cases held by any of the Shareholders.
SECTION III
PURPOSES OF THE VENTURE AND UNDERTAKINGS
3.1.     The Shareholders hereby agree that the purposes of the Venture shall be:
(i)	to exploit, develop, own, license, operate, distribute, produce, program and market Adult Content and Playboy Lifestyle Content in Television and Other Media in Brazil during the Term — including all the preexisting businesses and brands as of the date of the MOU (including but not limited to SexyHot, ForMan, Playboy, Venus, GChannel, Private and two pay-per-view channels (currently branded as Playboy Movies and Venus XXL) and/or their respective successors or rebranded channels) and the Adult Content businesses and brands to be launched during the Term without any charge, to the extent and subject to the limitations and rights held by PTVLA and PEGI with respect to the Adult Content, and subject to the restrictions provided herein and in any other Agreements executed in connection with the Venture. The exploitation and development of Adult Content in Television and the Other Media in Brazil by the Parent Companies shall be made jointly through the Venture in accordance with and subject to the provisions set forth herein, in the Parent Company Agreement and in any other Agreements executed in connection with the Venture;

(ii)	to exploit Playboy Branded Adult Content solely with respect to Television and Other Media, subject to the restrictions set forth in Section 3.2 (ii) herein;

(iii)	to customize Television channels and/or any other Adult Content originally produced outside Brazil (including but not limited to the preexisting Television channels already produced by PTVLA in Television or Other Media aiming at its distribution in Brazil during the Term), subject to the Trademark and Content Standards; and

(iv)	to produce and/or distribute the Venture’s Original Content for purposes of exploitation by the Venture in Television and Other Media, as applicable, in Brazil or outside Brazil. PTVLA shall inform to the Venture whether PTVLA or PEGI shall be the exclusive distributor for the Venture’s Original Content in Latin America (outside Brazil) and Iberia. PEGI shall be the exclusive distributor for the Venture’s Original Content worldwide outside of Latin America and Iberia. The Shareholders shall negotiate in good faith the terms and conditions for such distributor Agreements, including the commissions to be paid to PTVLA and PEGI.
3.2.     In order to achieve the Venture’s purposes, as set forth in Section 3.1 above:
(i)	the Shareholders hereby undertake to comply with the Non-Competition Provisions, as set forth in Section XII below;

(ii)	subject to the provisions set forth in Section 3.2.1 below, the Venture shall have the exclusive right to exploit, develop, own, license, operate, distribute and market in Brazil through Television and the Other Media all the Playboy Unbranded Adult Content existing as of the date of the MOU or in the future owned and/or operated by the Shareholders and/or PEGI during the Term and — with respect to the Playboy Branded Adult Content and the Venture’s Original Content which is based on a Playboy Trademark —, the exclusive right to exploit, develop, own, license, operate, distribute and market in Brazil through

Television only, including the exclusive license for the branding, the use of the adult channel feeds existing as of the date of the MOU or in the future distributed by the Shareholders as well as the license of the Adult Content to be developed by the Venture during the Term. For this purpose, Globosat and PTVLA shall make available to the Venture all the abovementioned rights, including, but not limited to, the Globosat Assets and the PTVLA Assets, to the extent they are directly entitled to such Assets, without any additional charge other than the fees set forth in Section 17.6.2;

(iii)	the Venture shall have the exclusive right to use and exploit in Brazil the Shareholders’ and PEGI’s existing as of the date of the MOU or in the future owned and/or licensed trademarks, including the Playboy Trademarks and Playboy Unbranded Trademarks, in connection with the Adult Content for Television and Other Media, subject to PEGI’s rights to use or license the Playboy Trademarks and Playboy Unbranded Trademarks in connection with the licensing of Adult Content to third parties permitted herein and the limitations, scope and extent of rights held by the Shareholders for such trademarks (for example, the use of the Playboy Trademarks is limited to Television);

(iv)	the Venture shall have the exclusive right to use and exploit in Brazil through Television and Other Media all the Adult Content library existing as of the date of the MOU or in the future produced and/or owned by the Shareholders, subject to the limitations, scope and extent of rights held by the Shareholders for such Adult Content library or as otherwise provided herein;

(v)	the Shareholders shall license or sub-license to the Venture all of the existing as of the date of the MOU or future library Adult Content, broadcast Agreements, Trademarks and the distribution rights in Brazil, including but not limited to the right to exploit Playboy, Venus, Private, GChannel, Sexy Hot, ForMan channels and two pay-per-view channels (currently branded as Playboy Movies and Venus XXL) and/or their respective successors or rebranded channels). The Shareholders shall use commercial reasonable efforts to sub-license to the Venture any Adult Content owned or licensed with rights for Television and Other Media in Brazil and agree to sub-license to the Venture any future Adult Content owned or licensed with rights for Television and Other Media in Brazil subject to the rights restrictions set forth herein regarding the Playboy Branded Adult Content and Playboy Trademarks; excluding content owned or controlled by Club Jenna, Inc. and its subsidiaries; provided that, in any case, the Shareholders shall make or cause to make that the Venture receives all the economic benefits of the Adult Content licensed hereunder as of the date hereof;

(vi)	PTVLA shall not, by any means, Transfer any of its currently existing or future Trademarks and Adult Content under the License Agreement with respect to Brazil, or any interest therein, to any Person. Exhibit 3.2.(vi) attached hereto presents a list of such currently existing Trademarks and Adult Content under the License Agreement;

(vii)	the Venture may acquire and exploit in Television and Other Media the rights related to any Adult Content from any third parties, except that PEGI and/or PTVLA (subject to the terms and conditions of the Agreements between PEGI and PTVLA) shall be the exclusive suppliers of programming for the Playboy Branded Adult Content, provided, however that the Venture will produce and/or supply the Venture’s Original Content that is based on a Playboy Trademark, subject to the compliance by the Venture of the Trademark and Content Standards.

(viii)	upon Venture’s request, PTVLA shall, at its own expenses, make available its existing feeds of the International Channels that are currently being distributed provided that the Venture pays for all downlink and other related services;

(ix)	the Venture shall have the right to make local inserts of advertisement or Brazilian content, at its sole discretion following the Trademark and Content Standards set forth in Exhibit 13.1 attached hereto;

(x)	in proportion with their respective voting percentage interest, each Shareholder may contribute capital to the Venture in the amount necessary to meet the Venture’s annual financial requirements set forth in the approved Annual Budget then in effect or as otherwise mutually approved by the Shareholders pursuant to Section 6.2, taking into account available cash reserves;

(xi)	PTVLA shall not, by any means, without Venture’s approval, discontinue the following International Channels and/or any distribution agreements related to such International Channels in Brazil: Playboy, Venus, Private and GChannel/ForMan and/or their respective successors or rebranded channels;

(xii)	Should PTVLA descontinue any other International Channel in Brazil, the Venture shall have the option to, at its sole discretion, (i) produce, at its owns cost and in compliance with the License Agreement, a Brazilian Channel using the brands, trademarks and content of the discontinued International Channel; or (ii) license and distribute a third party Adult Channel to replace the discontinued International Channel at the Venture’s sole cost and discretion; and

(xiii)	PTVLA may discontinue one or both of the pay-per-view channels (Playboy Movies and Vênus XXL) in Brazil upon the earliest of (i) December 31st, 2007 provided that such channels are not distributed by Net Serviços S/A or Sky Brasil Serviços Ltda on such date or (ii) the completion of the distribution agreements with Net Serviços S/A and Sky Brasil Serviços Ltda respectively, provided that such pay-per-view channels are not included in such distribution agreements.
3.2.1. Notwithstanding the provisions set forth in Section 3.2.2., the Preexisting Agreements shall remain in full force and effect during the Term.
3.2.2. The Shareholders hereby covenant (i) to make reasonable best efforts to obtain the consent of the other parties to their respective Preexisting Agreements for the transfer to the Venture of such Agreements, and (ii) to employ commercially reasonable efforts to cause any renewal of their respective Preexisting Agreements be entered into by the Venture.
3.2.3. In the event any of the Preexisting Agreements is not transferred to the Venture, as set forth in Section 3.2.2 above, the Shareholders shall take any and all actions in order to enter into any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide the Venture with any and all benefits, revenues, direct costs and rights under any title arising from the Preexisting Agreements, in relation to Adult Content.
3.2.4. Notwithstanding the provisions set forth in Sections 3.2.2 and 3.2.3 above, the Shareholders hereby undertake to transfer to the Venture all Preexisting Agreements listed in Exhibit 1.A attached hereto immediately after the termination or expiration of the term of each of the Preexisting Agreements, as applicable, except with respect to the Playboy Brazil Magazine Assets, which shall be subject to the Parent Company Agreement.
3.3.      In addition to Sections 3.1 and 3.2 above, regarding the Adult Content distribution, in order to achieve the Venture’s purposes, the Venture shall:
(i)	distribute the Brazilian Channels, the Customized Channels and the International Channels;

(ii)	make its reasonable commercial efforts in order to secure distribution for Playboy Lifestyle channel or its successor channel in Brazil;

(iii)	bear all costs — including, but not limited to, costs related to set top boxes and decoders — related to (a) the production, delivery, marketing and/or distribution of the Brazilian Channels; (b) the down-link of the original satellite feed, marketing, distribution and customization of the Customized Channels; (c) the down-link of the satellite feed, marketing and distribution of the International Channels; (d) the development, production and distribution of the Adult Content through Other Media; and (e) the development, production and distribution of the Adult Content;

(iv)	be entitled to all revenues earned with and all the benefits related to the distribution, advertisement sales and any other means of exploitation in Brazil of the Brazilian Channels, the Customized Channels and the International Channels, as well as all Adult Content through Television and/or Other Media except as otherwise provided in the Parent Company Agreement or in the License Agreement. For such purpose and, subject to the rights and restrictions set forth herein regarding the Playboy Branded Adult Content, the Playboy Trademarks and the Playboy Unbranded Adult Content, the Venture shall have full, unlimited access to the Adult Content already produced and/or acquired or to be produced and/or acquired by PTVLA, Claxson and PEGI that is authorized to be commercially exploited in Latin America, except as otherwise provided for herein, in the Definitive Agreements or in the Parent Company Agreement.;

(v)	determine, at its sole discretion, the business to be developed by the Venture, according to the relevant Business Plan and Annual Budget;

(vi)	determine, at its sole discretion, which channels shall be customized, as well as the launching date of each Customized Channel in Brazil;

(vii)	have the right to request, and PTVLA shall, at its own expenses, make available to the Venture, the International Channels, as currently being distributed. At its sole discretion, the Venture shall have the right to modify any International Channel in order to insert local advertisement and/or any other Brazilian content in accordance with the Trademark & and Content Standards;

(viii)	as soon as practicable after the date hereof, take all the necessary measures in order to discontinue the ForMan channel and to replace, in the Net Brasil Distribution Agreement, the ForMan channel by GChannel. The GChannel will be re-branded as ForMan and will be exploited by PTVLA internationally in accordance with the Trademark Coexistence Agreement. In such case, the Shareholders and the Venture shall comply with all the obligations assumed by Globosat under the Net Brasil Distribution Agreement regarding the distribution of a channel dedicated to homosexual theme (including but not limited to the obligations to exhibit at least two-hundred (200) new titles per year and to distribute a channel on a “24 hour/7day” basis), provided that, in this regard, the terms and conditions of all distribution and licensing Agreements in full force on the date hereof are fully complied and that all necessary governmental and regulatory approvals are fully met; provided, further, that the terms and conditions of the Net Brasil Distribution Agreement shall not become more burdensome to Globosat as a result of the implementation of the provisions set forth herein. For the avoidance of doubt, the resulting channel must be an International Channel on an “a la carte” format; and

(ix)	ensure that, subject to the provisions of Section 3.1.(iv) above, the negotiation of the distribution agreements related to the Adult Content exploited by the Venture pursuant to the Distribution Agreement and the Net Brasil Agency Agreement shall be exclusively carried out by Net Brasil, which shall act as set forth in Sections 17.3 and 17.4 below.
SECTION IV
MANAGEMENT OF THE VENTURE
4.1.      The Venture shall be managed by a Board of Officers (Diretoria) that shall be composed of two (02) Officers, a Chief Executive Officer (Diretor Presidente or CEO) and a Chief Financial Officer (Diretor Financeiro or CFO), who shall both be resident in Brazil and who do not need to be shareholders of the Venture. The Officers shall have the powers specified in this Shareholders Agreement, in the by-laws of the Venture and in the Brazilian Corporate Law.
4.1.1. The Chief Executive Officer (Diretor Presidente) shall determine the guidelines for the Venture’s business under the supervision of the Shareholders, supervising all of its activities, including the implementation of resolutions and directives, as established by the Shareholders. Subject to the provisions of this Shareholders Agreement, the by-laws of the Venture and the Brazilian Corporate

Law, the Chief Executive Officer (Diretor Presidente) shall represent the Venture, both before the courts and elsewhere, before public authorities and agencies, whether federal, state or municipal: (i) solely; or (ii) jointly with the Chief Financial Officer; or (iii) jointly with a proxy, duly appointed under the provisions of the by-laws. The Chief Executive Officer shall also have powers to manage the Venture’s business in general and to practice all acts of management necessary or convenient for the accomplishment of the Venture’s purposes, including all such actions as are necessary or desirable in connection with the Venture’s business or the achievement of the Venture’s purposes, as set forth in Section III above.
4.1.2. The Chief Financial Officer (Diretor Financeiro) shall be responsible for carrying out the financial and accounting policy, directives and activities of the Venture, as established by the Shareholders and in accordance with the relevant Business Plan and Annual Budget.
4.1.3. All fees to be paid by Venture in accordance with any Affiliates Agreements, including PTVLA and Globosat’s rendering services under the Technical Service Agreements not previously approved by the other Shareholder or that exceeds the amounts already set forth in the Annual Budget, shall require the written approval of the Shareholders not rendering the services.
4.2.      The Officers (diretores) shall be elected for a term of 3 (three) years — reelection being permitted —, unless earlier removed or replaced or in the event of vacancies due to resignation, death or operation of Law; provided that each Officer shall serve until his or her successor is elected.
4.3.      For so long as Globosat holds more than 50% (fifty percent) of the Venture’s corporate capital, Globosat shall be entitled to solely elect and remove the Chief Executive Officer (Diretor Presidente) of the Venture.
4.4.      For so long as PTVLA holds at least 20% (twenty percent) of the Venture’s corporate capital, PTVLA shall be entitled to jointly with Globosat elect and remove the Chief Financial Officer (Diretor Financeiro) of the Venture, subject to the provisions set forth in Section 5.2.(xiii) below.
4.5.      The Board of Officers shall implement and develop the Venture’s purpose according to this Shareholders Agreement, to the Shareholders’ decisions taken either by a duly conveyed Shareholders’ Meeting or according to the relevant Business Plan and Annual Budget.
4.6.      The Shareholders hereby agree that the Venture’s headquarters shall be located in Rio de Janeiro, Brazil, having its address at Globosat’s headquarters or at another location in Rio de Janeiro selected by the Shareholders. In any case, any and all costs related to the Venture’s headquarters shall be borne by the Venture.
SECTION V
SHAREHOLDERS’ MEETINGS
5.1.      The Shareholders’ Meetings shall be governed by this Shareholders Agreement, the by-laws of the Venture and the Brazilian Corporate Law.
5.2.      For so long as PTVLA holds at least 20% (twenty percent) of the Venture’s corporate capital, the following matters submitted for approval by the Shareholders’ Meeting of the Venture shall be approved only upon the favorable vote of Globosat and PTVLA:
(i)	any material change in the corporate purpose of the Venture;

(ii)	the adoption and approval of the Annual Budget, which shall include the annual media marketing plan, the Annual Business Plan of the Venture, and the New Business Plan as well as any additions or amendments thereto;

(iii)	any Material Capital Investments acquisition or any sale of material assets of the Venture (including the sale of all or substantial part of the assets of the Venture), with exception of acquisition and sales of Adult Content, unless such sales and acquisitions are under terms outside the ordinary course of business;

(iv)	entering into any distribution or content sale Agreement on an exclusive basis, with the exception of any other Agreement that is necessary to ensure the carriage of the Adult Content under the terms and conditions of the Net Brazil Distribution Agreement. For the avoidance of doubt, the distribution of all Adult Content to third parties shall not be limited or restricted by any provision set forth in such Agreements other than MFN provisions;

(v)	any incurrence of indebtedness by the Venture (other than trade debt arising in the ordinary course of the Venture’s business as contemplated in the relevant Annual Budget) or the guarantee of any loan or other obligation of any Shareholder or Affiliate Company;

(vi)	approval of capital calls or capital increases of the Venture (other than as specifically contemplated in the relevant approved Annual Budget or Annual Business Plan), except in the event there is a need of investments for the Venture to be able to meet any material obligation;

(vii)	approval of capital reductions of the Venture;

(viii)	issuance of Shares, Rights or of other equity of the Venture, except as provided in item (vi) above;

(ix)	filing a petition under bankruptcy rules;

(x)	selection or replacement of the Venture’s independent accountants;

(xi)	distribution of dividends contrary to the provisions of Sections 7.1, 7.1.1, 7.1.2, 7.1.3 and 7.1.4 below;

(xii)	any merger, reorganization or business combination involving the Venture;

(xiii)	appointment and dismissal of the Venture’s CFO, except in the event of breach of the CFO’s fiduciary duties;

(xiv)	dissolution or liquidation of the Venture;

(xv)	approval of contracts or capital expenditures, (a) in excess of the levels approved in the Annual Budget or in the Annual Business

Plan or (b) that are individually or in the aggregate in excess of R$ 250,000.00 (two-hundred and fifty thousand Reais), annually increased by the IGP-M (with the exception of (1) any new Affiliate Agreements or any new distribution Agreements or any renewals to allow the carriage of the Venture’s Content on Net Brasil’s Affiliate System that are on arms-length terms, and (2) distribution, licensing, rights acquisitions and sales Agreements that (I) do not exceed the levels approved in the Annual Budget or in the Annual Business Plan, or (II) are under terms and conditions within the ordinary course of business);

(xvi)	approval of any Affiliate Agreement between the Venture with any of the Shareholders and/or their respective Affiliate Companies or modifications thereto, excluding (a) the Definitive Agreements and the Preexisting Agreements, and (b) any other Agreement that is necessary to ensure the carriage of the Venture’s Content under the terms and conditions of the Net Brasil Distribution Agreement. For the avoidance of doubt, the distribution of all Venture’s Content to third parties shall not be limited or restricted by any provision set forth in such Agreements other than MFN provisions;

(xvii)	the launch and/or discontinuation by the Venture of an Adult Content channel;

(xviii)	the tax election/tax returns that could have a material impact on PTVLA, Claxson or PEGI; and

(xix)	approval of amendments and modifications by the Shareholders to the Venture’s by-laws, as the case may be, except as provided in item (vi) above.
5.2.1. Notwithstanding any other provision herein to the contrary, the Parties acknowledge that (x) Sky Brasil Serviços Ltda. (“Sky”) has an outstanding debt with PTVLA with respect to the carriage of the Playboy TV channel since January 1st, 2006 (the “Sky Debt”) and (y) Galaxy Brasil Ltda. (“DirecTV”) has an outstanding debt with PTVLA with respect to the carriage of the Playboy TV channel since November, 2006 (the “DirecTV Debt”). Consequently, the Parties

hereby agree that until the earlier of (i) the first anniversary from the date hereof, or (ii) the date that the Sky Debt and the DirecTV Debt are paid to PTVLA, the execution of the new distribution agreement between the Venture and Sky for the Playboy TV channel after the date hereof shall be subject to and require the prior written approval of PTVLA.
5.2.2 In the event of any conflict or inconsistency between the terms and conditions in the by-laws and this Shareholders Agreement, the terms and conditions of this Shareholder Agreement shall control and prevail in all respects.
5.2.3 In addition, according to the Venture’s by-laws, the Board of Officers shall submit for the sole approval of Globosat certain matters related to the management of the Venture. If any of the matters defined in the By-Laws conflict with (i) this Shareholders Agreement or (ii) specifically Section 5.2 above, the approval of PTVLA will be required.
5.3.      For so long as PTVLA is a shareholder of the Venture, the following matter submitted for approval by the Shareholders’ Meeting of the Venture shall be approved only upon the favorable vote of Globosat and PTVLA
(i)	the use by the Venture of the Playboy Trademarks, the Playboy Unbranded Trademarks, the Playboy Branded Adult Content and the Playboy Unbranded Adult Content outside the guidelines provided by PTVLA in accordance with the provisions of this Shareholders Agreement, the Trademark and Content Standards or as otherwise agreed in this Shareholders Agreement.
5.4.      Each of the Shareholders covenants and agrees that it shall vote with respect to its Shares in accordance with the terms and conditions set forth in this Shareholders Agreement, and cause the Venture and each Shareholders’ Affiliate Companies to comply with, accomplish and give effect to the terms and conditions set forth in this Shareholders Agreement, in the by-laws of the Venture and in all applicable Laws (including but not limited to the Brazilian Corporate Law).

SECTION VI
BUSINESS PLANS
6.1.      The Shareholders hereby undertake to prepare and approve an initial business plan setting forth the terms by which the Venture’s business shall be conducted for the first five (05) Fiscal Years as of the date hereof (the “Initial Business Plan”), which is attached hereto as Exhibit 6.1.
6.1.1. The Parties hereby agree and acknowledge that the Initial Business Plan did not contemplate certain amounts to be paid or reimbursed by the Venture pursuant the Globosat Content Sub-license Agreement and hereby approve a revision of the Initial Business Plan in order to provide for such payments and reimbursement.
6.2.      On an annual basis, the Shareholders shall concomitantly (i) review the Initial Business Plan, (ii) approve an annual business plan (the “Annual Business Plan”) and (iii) approve an annual budget (the “Annual Budget”).
6.3.      On an annual basis, at least thirty (30) days before the date in which the Venture’s Annual General Shareholders’ Meeting (Assembléia Geral Ordinária) shall be held, the Venture’s Chief Executive Officer shall present to the Shareholders a proposed Annual Budget and a proposed Annual Business Plan.
6.4.      After the first five (05) Fiscal Years following the date hereof and then thereafter, every three (03) Fiscal-Year period, the Venture’s Chief Executive Officer shall propose for the approval of the Venture’s Shareholders a new and revised business plan, which shall replace the ongoing business plan and shall be in effect for the following three (03) Fiscal Years (the “New Business Plan”). In the event of approval by the Venture’s Shareholders of the New Business Plan, such New Business Plan shall replace and automatically cancel the ongoing business plan (whether the Initial Business Plan or the relevant New Business Plan, as the case may be).
6.5.      In the event, notwithstanding good faith discussions, the Venture’s Shareholders fail to approve either an Annual Budget or an Annual Business Plan prior to the commencement of any Fiscal Year of the Venture, the Shareholders hereby agree that the Venture’s business shall be conducted in accordance with the ongoing Annual Budget or Annual Business Plan, as the case may be, until the Venture’s Shareholders approve a new Annual Budget or Annual Business Plan, as the case may be, for the relevant Fiscal Year, provided that each line item of the Annual Budget or Annual Business Plan, as the case may be, shall be adjusted in accordance with (i) the variation of the IGP-M rate for the immediately preceding twelve-month-period, plus (ii) any variation provided for such Fiscal Year in connection with or arising from the terms and conditions of the obligations already undertaken by the Venture; provided that there will be no IGP-M increase for line items that automatically adjust each year.

SECTION VII
DIVIDEND POLICY AND FINANCIAL AND ACCOUNTING PRACTICES
7.1.      Subject to the provisions set forth in Sections 7.1.1, 7.1.2, 7.1.3 and 7.1.4 below, the Shareholders shall ensure that any dividend distribution by the Venture shall be made (i) in cash (in Reais), (ii) in the proportion of the Shareholders’ respective percentage of the total corporate capital of the Venture, and (iii) within thirty (30) days as of the end of each quarter, unless otherwise mutually agreed by the Shareholders.
7.1.1. The Shareholders hereby agree that all the Profits Available for Distribution shall be distributed by way of dividend to the Shareholders, subject to the provisions set forth in Section 7.1 above.
7.1.2. In order to comply with the Brazilian Corporate Law, the Shareholders hereby undertake to set forth a provision in the Venture’s by-laws permitting the Shareholders in meeting to approve the drawing of up to half-yearly balance sheets or of balance sheets for lesser periods and the distribution of dividends on account of the profits shown on such balance sheets.
7.1.3. The Shareholders hereby agree that the Venture shall not make any dividend distributions if such distribution would not be allowed under Brazilian Laws (including without limitation the Brazilian Corporate Law, any new Laws or any new official interpretation of current Brazilian Laws).
7.1.4. The Shareholders hereby agree that (i) the Venture shall not be liable for any remittance costs or Taxes arising from or in connection with any dividend distributions to the Shareholders and (ii) any remittance costs or Taxes arising from or in connection with such dividend distributions shall be borne exclusively by the beneficiary of the dividends.
7.2.      The Board of Officers shall cause the Venture to maintain complete and accurate books and records in accordance with the applicable Laws and with generally accepted accounting principles, which books and records shall be maintained at the principal office of the Venture.

7.3.      The financial year of the Venture shall be the Fiscal Year.
7.4.      The Board of Officers shall deliver one copy of the Venture’s annual financial statements to the Shareholders, within ninety (90) days of the end of each Fiscal Year. The Board of Officers shall also deliver quarterly financial statements to the Shareholders within thirty (30) days from the end of each quarter. It is hereby understood that the Venture’s financial statements shall be prepared on a consolidated basis, in Reais and in accordance with generally accepted accounting principles and consistency applicable in the United States of America (US GAAP).
SECTION VIII
TRANSFER OF SHARES
8.1.      No Shareholder shall, directly or indirectly, under any circumstances, offer, sell, assign, transfer, pledge, grant option, swap, contribute to the capital of another Person, or otherwise in any manner dispose of or encumber (each of such actions, a “Transfer”) any of its Shares, or any interest therein, except as in the exact terms as provided for as follows:
(i)	Subject to the provisions of this Section 8.1, any Shareholder (a “Transferring Shareholder”) may Transfer all or a portion of its Shares (I) to any Person which is a directly or indirectly wholly owned subsidiary of PEI and/or Claxson or GCP, (II) to GCP, in case of Globosat, and (III) to PEGI, in case of PTVLA (each a “Permitted Transferee”), provided that such Transferring Shareholder: (a) provides written notice to the other Shareholder at least five (5) days prior to any such Transfer, (b) on or before the date of such Transfer, delivers to the other Shareholder the written Agreement of the Permitted Transferee to be bound by the terms of this Shareholders Agreement, (c) in the event of item (I) above, guarantees in writing that such Permitted Transferee will remain a wholly-owned subsidiary of the Transferring Shareholder with 100% (one hundred percent) of its voting and beneficial equity owned by such Transferring Shareholder for as long as the Permitted Transferee owns such Shares, (d) guarantees in writing the performance of the obligations of such Permitted Transferee under the Shareholders Agreement, and (e) guarantees, on or before the date of such Transfer, in writing that none of the Persons listed in Exhibit 8.1.(i) are direct or indirect shareholders of such Permitted Transferee. In the event that a Shareholder Transfers a portion of its Shares pursuant to this Section 8.1.(i), the Transferring Shareholder and the Permitted Transferee shall, for all the purposes of the Shareholders Agreement, be treated as if they were a single shareholder, and shall be represented by the Transferring Shareholder;

(ii)	In addition to the provisions set forth in Section 8.1.(i) above, any Transfer of Shares or an interest therein shall be conditional upon: (a) the receipt of all necessary governmental and third party consents and approvals required as a result of the Transfer, the cost of which shall be exclusively borne by the Transferring Shareholder; and (b) the Transfer not resulting in a breach of any applicable Laws, license, permit, or other approval, or any Agreement to which the Venture, the Transferring Shareholder or the Transfer is subject; and

(iii)	The Shareholders hereby agree that neither of them shall make any Transfer of Shares under Section 8.1.(i) above during the four (4) years immediately following the date of execution of this Shareholders Agreement and that any Transfer of Shares contrary to this Section 8.1 shall be void and without effect and the Venture shall refrain from registering such Transfer in its proper books and records.
8.2.      In the event of occurrence of any change in Control of a Shareholder or of any Permitted Transferee to which a Shareholder has transferred Shares pursuant to Section 8.1.(i) above, the Shareholders hereby undertake to promptly inform such fact to the other Shareholder, by means of a written notice to the other Shareholder given no later than thirty (30) Business Days from the date of the occurrence of such change in Control; provided that, in the event of occurrence of any change in the Control of a Shareholder or of any Permitted Transferee to which a Shareholder has transferred Shares pursuant to Section 8.1.(i) above, then PTVLA, Globosat and any of their legal or contractual successors — whether singular or universal successors —, as the case may be, shall remain irrevocably bound by the terms of this Shareholders Agreement and of any other Definitive Agreements, the Parent Company Agreement and any other future Agreements executed and delivered — or caused to be executed or delivered — in connection with the Venture and its business.
8.3.      Subject to Section 5.2 and upon the issuance of any additional Shares by the Venture, each Shareholder shall have the right to purchase a pro rata portion of such Shares, or any securities convertible into Shares, to be issued, according to the number of Shares held by such Shareholder. Subject to Section 5.2, any rights to acquire shares or securities convertible into Shares that the Shareholders are or may become entitled to by virtue of their shareholding in the Company, such as, without limitation, preemptive rights, subscription warrants and share splits (the “Rights”) may not be Transferred to any third parties, except as in the exact terms as provided for in Section 8.1 above.
8.3.1. Any Transfer of Rights contrary to this Section 8.3 shall be void and without effect and the Venture shall refrain from registering such Transfer in its proper books and records.
8.4.      In case the Shares owned by any of the Shareholders are subject to attachment, seizure, judicial attachment or any other constraining measure (medida constritiva) (the “Constrained Shares”), and in case such constraint is not lifted within thirty (30) days from the date in which the constraining measure becomes effective, such fact shall be immediately communicated by the holder of the Constrained Shares (the “Affected Shareholder”) to the other Shareholder (the “Non-Affected Shareholder”), through a written notice, with copy to the Venture, and such notice shall be considered an offer of sale of the Constrained Shares by the Affected Shareholder to the Non-Affected Shareholder, who shall, in its sole discretion, decide whether or not to purchase the Constrained Shares. For the purposes of this Section 8.4, and regardless of the abovementioned notice, knowledge by the Non-Affected Shareholder of said constraining measure not lifted in such thirty (30) day-period shall also be considered deemed an offer of sale of the Constrained Shares by the Affected Shareholder to the Non-Affected Shareholder.
8.4.1. For the purposes of Section 8.4 above, the price of the Constrained Shares shall be its Fair Market Value, as defined in Section X below, on the date of the constraining measure. If the Non-Affected Shareholder accepts such offer to purchase the Constrained Shares, the Non-Affected Shareholder shall pay in court the amount corresponding to the valuation of the Constrained Shares made by the court expert (“Constrained Shares Court Disbursement”), in order to lift such constraining measure, and acquire the Constrained Shares, provided that, in case the Fair Market Value exceeds the amount of the Constrained Shares Court Disbursement, the difference shall be paid by the Non-Affected Shareholder to the Affected Shareholder, within thirty (30) days as of the date of the Constrained Shares Court Disbursement. Nonetheless, in case the amount corresponding to the Constrained Shares Court Disbursement exceeds the Fair Market Value, the Affected Shareholder shall be held liable before the Non-Affected Shareholder for such difference between the Constrained Shares Court Disbursement and the Fair Market Value. The Shareholders hereby agree and acknowledge that the failure to reimburse such difference within thirty (30) days counted from the date of the Constrained Shares Court Disbursement shall be considered a default of the Affected Shareholder’s reimbursement obligations and the amount due shall be subject to foreclosure based on extra-judicial title.
8.5.      For all purposes of this Shareholders Agreement and subject to Section 5.2, any and all Transfer of Shares between or among Shareholders shall be made as follows:
(i)	the Shares shall be Transferred free and clear of any Liens of any nature whatsoever; and

(ii)	any Transfer shall not be subject or conditioned to the granting of any covenants, representations or warranties whatsoever, and shall be carried out on an “as is” basis, except for the provisions of Section 8.5.(i) above.
SECTION IX
BUY-UP OPTION
9.1.      Subject to the terms and conditions set forth herein, PTVLA shall have the option to buy not less than 100% (one hundred percent) of Globosat’s Shares in the Venture at the Fair Market Value (“Buy-Up Option”), provided that PTVLA shall only be entitled to exercise the Buy-Up Option in one of the following periods: (i) between January 1st and December 31st of 2014; (ii) between January 1st and December 31st of 2018; (iii) between January 1st and December 31st of 2022; and (iv) between January 1st and December 31st of 2026 (each a “Buy-Up Exercise Period”).
9.1.1. In order to exercise the Buy-Up Option, PTVLA shall, at any moment during any Buy-Up Exercise Period, give notice in writing (“Buy-Up Notice”) to

Globosat informing its intention to exercise the Buy-Up Option, at the price per Share equal to the Fair Market Value.
9.1.2. The closing of the Buy-Up Option shall occur on the tenth (10th) Business Day following the determination of the Fair Market Value of the Globosat’s Shares in connection with this Section 9.1, subject to the provisions set forth in Section X below. The closing of the Buy-Up Option shall take place at the Venture’s headquarters or such other location as the Shareholders may mutually agree, and the price of the Shares subject to the Buy-Up Option shall be paid in cash at the closing, against execution, by Globosat and PTVLA, of the transfer instrument required to perfect the sale.
9.1.3. The Buy-Up Option can only be exercisable by PTVLA in the event PEGI has previously or contemporaneously exercised its buy-up option to acquire one hundred percent (100%) of the total capital stock of PTVLA; provided that PEGI and PTVLA shall deliver to Globosat all reasonable commercial evidence of the fulfillment of such condition precedent prior to the delivery of the Buy-Up Notice.
9.1.4. In the event of the exercise of the Buy-Up Option by PTVLA, pursuant to the terms of this Shareholders Agreement, Globosat undertakes not to, and shall cause its Affiliate Companies not to compete, directly or indirectly, with the activities of the Venture, specifically related to the exploitation, development, operation, distribution, production and commercialization of Adult Content in Television and Other Media in Brazil. This non-competition covenant is valid within Brazil and shall be enforceable, and in full force and effect for a period of one (01) year from the date of the transfer of the Shares subject to the Buy-Up Option.
9.1.5. The Shareholders hereby agree that, in the determination of the Fair Market Value in connection with the Buy-Up Option, the independent experts shall consider in such determination the non-competition provision set forth in Section 9.1.4 as a relevant evaluation feature.

SECTION X
DETERMINATION OF THE FAIR MARKET VALUE
10.1.      The Shareholders hereby agree that the following procedure shall regulate the determination the Fair Market Value of the Shares:
10.1.1. As used in this Shareholders Agreement, the term “Fair Market Value” shall mean the price at which a willing seller would sell and a willing buyer would buy the asset for which the determination of value is being made, having full knowledge of the facts, in an arm’s length transaction without time constraints, and without being under any compulsion to buy or sell. The determination of the Fair Market Value of an asset shall, without duplication of deduction, be reduced by the amount of any Liens relating to such asset. The Fair Market Value of a fractional interest in an asset shall be equal to the appropriate pro rata portion of the Fair Market Value for the entire asset, without any further reduction on account of the fractional ownership.
10.1.2. As soon as practicable after the receipt of any notice or the occurrence of any event requiring the determination of the Fair Market Value of the Shares, the Shareholders shall confer and use their reasonable best efforts to determine the same. If the Shareholders mutually agree upon the determination of the Fair Market Value of the Shares, such determination shall be final and binding upon the Shareholders for all purposes. If any Shareholder shall give notice to the other Shareholder requesting determination of such amount or value by appraisal, or the Shareholders have been unable to agree on the Fair Market Value, then the Shareholders shall consult for the purpose of appointing a mutually-acceptable qualified independent expert, with extensive experience in television and media market evaluation. If the Shareholders are unable to agree on an expert within a three-day period, each Shareholder shall select one (01) independent expert, with extensive experience in television and media market evaluation, within a ten (10)-day period, which shall provide its own determination within thirty (30) days after its appointment. In the event that the two experts’ determination are not identical or differ by ten percent (10%) or less, then the Fair Market Value shall be the average of those two determinations and the Fair Market Value as so determined shall be final and binding upon the Shareholders for all purposes. In the event that the two experts’ determinations differ by more than ten percent (10%) and the Shareholders cannot then agree on the Fair Market Value, then the experts shall jointly choose a third expert, with extensive experience in television and media market evaluation, within a three (03)-day period, which shall also provide with its own determination. Such third independent expert shall report its determination with thirty (30) days after its appointment. The Fair Market Value shall be the average of the two determinations that are closest in their determinations of the Fair Market Value (i.e., the outlier will be disregarded). In the event that the third expert’s determination falls halfway between the other two experts’ determinations (or within a maximum five percent variation with respect to such halfway point), the third expert’s determination shall be the Fair Market Value. The Fair Market Value as so determined shall be final and binding upon the Shareholders for all purposes.
10.1.3. Any expert selected pursuant to this provision shall not be affiliated with any Shareholder nor shall it have provided other investment banking services to such Shareholder during the preceding twelve (12) months and shall be a first rank investment banking firm or other qualified firm of comparable standing with prior experience in appraising assets comparable to the asset(s) at issue. If any Shareholder fails to appoint an independent expert as required under this provision, such Shareholder shall forfeit its rights to appoint an independent expert, and the determination of the Fair Market Value by the independent expert appointed by the other Shareholder shall be final and binding for all purposes hereunder. If the Shareholders agree on an expert, then the Venture shall pay the fees and costs of the appraisal; otherwise, each Shareholder shall pay the fees and costs of the expert it selects and the fees and costs of the third expert shall be borne by the Shareholder whose expert provided the disregarded determination, or if there is no disregarded determination, then the costs of the third expert shall be borne by the Shareholders equally.
10.1.4. The independent experts shall determine the Fair Market Value of the Shares based on market accepted standards and techniques, including but not limited to the discounted cash flow of the Venture.
SECTION XI
REPRESENTATIONS AND WARRANTIES
11.1.      PTVLA hereby represents and warrants to Globosat that the following statements have been materially true, accurate and complete as of the date of the execution of the MOU and shall remain true, accurate and complete as of the date hereof:

(i)	PTVLA (a) is a private limited liability company duly formed and validly existing in accordance with the Laws of its jurisdiction, (b) is in regular operation, (c) has full corporate power and authority to own or hold, and operate its properties, business and assets, and to carry out its business as it is now being conducted, (d) is substantially in compliance with any and all material Laws of the United States of America applicable to it or to the conduct of its business, and (e) has obtained all the required material approvals, licenses, authorizations, registrations and permits from relevant federal, state and municipal authorities for carrying out of its business and activities;

(ii)	PTVLA has full corporate power and authority to execute and deliver this Shareholders Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Shareholders Agreement, and the performance of its obligations hereunder, have been duly authorized by all corporate bodies of PTVLA. The legal representatives of the PTVLA who sign this Shareholders Agreement are duly empowered to execute the present Shareholders Agreement, without any restriction;

(iii)	except as provided for in Section XIX below, no registration, declaration or filing with, and no consent, authorization or approval of, any Governmental Authority or other Person is required for the execution or delivery by PTVLA of this Shareholders Agreement, or for the assumption by PTVLA of the obligations contemplated herein;

(iv)	neither the execution or delivery of, nor the performance or consummation by PTVLA of its obligations under this Shareholders Agreement (a) violate, conflict with or result in a material breach or termination of, or otherwise give any other contracting party additional rights or compensation under, or the right to terminate, or constitute a default under the terms of, any material Agreement to which PTVLA is a party or by which PTVLA is bound or subject to, (b) violate any judicial order against, or binding upon, PTVLA, or (c) constitute a violation by PTVLA of any applicable Law or of any organizational documents of PTVLA;

(v)	Exhibit 11.1.(v) contains a list of all Assets, Trademarks and substantially all existing Adult Content (including Playboy Branded Adult Content and Playboy Unbranded Adult Content) owned, developed, exploited, operated, distributed, produced and/or marketed by PTVLA which shall be transferred (directly or indirectly, including but not limited to through capital contributions, licensing or sublicensing Agreements) or licensed to the Venture in accordance with the provisions of this Shareholders Agreement (the “PTVLA Assets”). PTVLA has the power and authority necessary to effectively transfer and license the PTVLA Assets, which are free and clear of all Liens (other than Liens that do not create a material adverse effect on the use of the PTVLA Assets) and are in good standing and are not the subject of any challenge in all material respects. To PTVLA’s knowledge, there have been no claims made and the PTVLA has not received any notice that any of the material PTVLA Assets is invalid or conflicts with the asserted rights of others, except for those conflicts which would not reasonably be expected to cause a material adverse effect on the Venture’s business;

(vi)	there are no actions, suits, claims, proceedings or investigations pending or, to the best of PTVLA’s knowledge, threatened against it in any court or before or by any Governmental Authority, agency, instrumentality or any arbitrator in which, in PTVLA’s good-faith opinion, there is a reasonable possibility of an adverse decision that could, whether individually or in the aggregate, materially and adversely affect PTVLA’s ability to perform its obligations under this Shareholders Agreement. There are no judgments, decrees, injunctions, or orders of any court, Governmental Authority, agency, instrumentality or arbitrator against PTVLA that could, whether individually or in the aggregate, materially and adversely affect its ability to perform its obligations under this Shareholders Agreement;

(vii)	all payments and expenditures in connection with the Venture and this Shareholders’ Agreement will be recorded properly and accurately in the accounts of PTVLA;

(viii)	PTVLA is the sole and lawful owner and holder of three thousand (3.000) common Shares, representing forty percent (40%) of the total and voting corporate capital of the Venture. On the date hereof, all Shares issued by the Venture and held by PTVLA are free and clear of any Liens of any nature whatsoever and will continue to be free and clear of any Liens of any nature whatsoever thereafter;

(ix)	the representations and warranties contained in this Section 11.1 do not contain any untrue statement of a material fact and do not omit any material fact that would make the statements made herein misleading. To the best of PTVLA’s knowledge, there is no fact that materially and adversely affects the PTVLA Assets or PTVLA’s ability to perform its obligations under this Shareholders Agreement; and

(x)	to the best of PTVLA’s knowledge, information and belief, the performing rights in all musical compositions contained in the Adult Content licensed by PTVLA to the Venture under the License Agreement are: (i) controlled by a performing rights society having jurisdiction in the Territory, (ii) controlled by PTVLA, or (iii) in the public domain. PTVLA does not represent or warrant the payment of such music performing royalty rights, except with respect to the distribution agreements set forth in Exhibit 11.1(x), which shall be the solely responsible for any costs related to it and shall promptly defend and hold the Venture and Globosat harmless from any penalty or liability arising therefrom.
11.2.      Globosat hereby represents and warrants to PTVLA that the following statements have been materially true, accurate and complete as of the date of the execution of the MOU and shall remain true, accurate and complete as of the date hereof:
(i)	Globosat (a) is a private limited liability company duly incorporated and validly existing in accordance with the Laws of Brazil, (b) is in regular operation, (c) has full corporate powers and authority to own or hold, and operate its properties, business and assets, and to carry out its business as it is now being conducted, (d) is substantially in compliance with any and all material Laws of Brazil applicable to it or to the conduct of its business, and (e) has obtained all the required material approvals, licenses, authorizations, registrations and permits from relevant federal, state and municipal authorities for carrying out of its business and activities;

(ii)	Globosat has full corporate power and authority to execute and deliver this Shareholders Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Shareholders Agreement, and the performance of its obligations hereunder, have been duly authorized by all corporate bodies of Globosat. The legal representatives of Globosat who sign this Shareholders Agreement are duly empowered to execute the present Shareholders Agreement, without any restriction;

(iii)	except as provided for in Section XIX below, no registration, declaration or filing with, and no consent, authorization or approval of, any Governmental Authority or other Person is required for the execution or delivery by Globosat of this Shareholders Agreement, or for the assumption by Globosat of the obligations contemplated herein;

(iv)	neither the execution or delivery of, nor the performance or consummation by Globosat of its obligations under this Shareholders Agreement (a) violate, conflict with or result in a material breach or termination of, or otherwise give any other contracting party additional rights or compensation under, or the right to terminate, or constitute a default under the terms of, any material Agreement to which Globosat is a party or by which Globosat is bound or subject to, (b) violate any judicial order against, or binding upon, Globosat, or (c) constitute a violation by Globosat of any applicable Law or of any organizational documents of Globosat;

(v)	Exhibit 11.2.(v) contains a list of all Assets, Trademarks and substantially all existing Adult Content owned, developed, exploited, operated, distributed, produced and/or marketed by Globosat which shall be transferred (directly or indirectly, including but not limited to through capital contributions, licensing or sublicensing Agreements) to the Venture in accordance with the provisions of this Shareholders Agreement (the “Globosat Assets”). Globosat has the power and authority necessary to effectively transfer the Globosat Assets, which are free and clear of all Liens (other than Liens that do not create a material adverse effect on the use of the Globosat Assets) and are in good standing and are not the subject of any challenge in all material respects.

To Globosat’s knowledge, there have been no claims made and Globosat has not received any notice that any of the material Globosat Assets is invalid or conflicts with the asserted rights of others, except for those conflicts which would not reasonably be expected to cause a material adverse effect on the Venture’s business;

(vi)	there are no actions, suits, claims, proceedings or investigations pending or, to the best of Globosat’s knowledge, threatened against it in any court or before or by any Governmental Authority, agency, instrumentality or any arbitrator in which, in Globosat’s good-faith opinion, there is a reasonable possibility of an adverse decision that could, whether individually or in the aggregate, materially and adversely affect Globosat’s ability to perform its obligations under this Shareholders Agreement. There are no judgments, decrees, injunctions, or orders of any court, Governmental Authority, agency, instrumentality or arbitrator against Globosat that could, whether individually or in the aggregate, materially and adversely affect its ability to perform its obligations under this Shareholders Agreement;

(vii)	all payments and expenditures in connection with the Venture and this Shareholders’ Agreement will be recorded properly and accurately in the accounts of Globosat;

(viii)	Globosat is the sole and lawful owner and holder of four thousand and five hundred (4.500) common Shares, representing sixty percent (60%) of the total and voting corporate capital of the Venture. On the date hereof, all Shares issued by the Venture and held by Globosat are free and clear of any Liens of any nature whatsoever and will continue to be free and clear of any Liens of any nature whatsoever thereafter; and

(ix)	the representations and warranties contained in this Section 11.2 do not contain any untrue statement of a material fact and do not omit any material fact that would make the statements made herein misleading. To the best of Globosat’s knowledge, there is no fact that materially and adversely affects the Globosat Assets or Globosat’s ability to perform its obligations under this Shareholders Agreement.

11.3.      On or before August 1, 2007, each of the Shareholders shall deliver to the other Shareholder a legal opinion, in English language, by law offices legally authorized to practice law at their respective jurisdictions, attesting that (i) each Shareholder, as the case may be, has full corporate power and authority to execute and deliver this Shareholders Agreement and the Definitive Agreements, (ii) each Shareholder, as the case may be, is able to perform its obligations herein and to consummate the transactions contemplated hereby, (iii) the execution and delivery of this Shareholders Agreement and the Definitive Agreements, and the performance of its obligations provided herein, have been duly authorized by all requisite corporate actions of the relevant Shareholder, and (iv) the legal representatives of the relevant Shareholder who sign this Shareholders Agreement and the Definitive Agreements are duly empowered to execute such documents, without any restriction.
SECTION XII
NON COMPETITION
12.1.      Except as otherwise provided herein, during the Term, any exploitation and/or development of Adult Content in Television and/or Other Media in Brazil by the Shareholders shall be made jointly through the Venture and in accordance with the provisions set forth herein.
12.2.      PTVLA shall not, and shall cause each of its Affiliate Companies, not to, directly or indirectly (whether individually or jointly with any other Person) engage in, own an interest in or manage any Adult Content business for Television or Other Media, and/or for any Person that has a similar purpose to any of the Venture’s purposes (as provided for herein) in or specifically targeted to Brazil. For purpose of this Shareholders Agreement, it is understood that PEGI shall not be deemed an Affiliate Company of PTVLA and that PEGI’s existing businesses in Brazil are not a violation of this provision of this Shareholders Agreement.
12.3.      Globosat shall not, and shall cause each of its Affiliate Companies, not to, directly or indirectly (whether individually or jointly with any other Person) engage in, own an interest in or manage any Adult Content business for Television or Other Media, and/or for any Person that has a similar purpose to any of the Venture’s purpose (as provided for herein) in or specifically targeted to any country of the world (with the exception of the activities of the Venture in Brazil pursuant to this Shareholders Agreement).

12.3.1. Globosat shall exercise its voting rights in any of the Globosat’s Ventures and use its best efforts to exercise its rights and powers to cause Globosat’s Ventures not to engage in the Adult Content business for Television and the Other Media throughout Brazil and the world.
12.3.2. The non-competition provisions set forth in this Shareholders Agreement shall not apply to the exploitation, by Globosat and its Affiliate Companies, of Adult Content through Wireless, Internet and print media; provided that: (i) any such exploitation is not branded with a United States based Adult Content magazine (including, but not limited to, Penthouse, Hustler and Playgirl); (ii) exploitation through Internet and Wireless shall only be in connection with print media; and (iii) the Venture shall be provided with any and all benefits, revenues, direct costs and rights from such exploitation through Internet and Wireless.
12.3.3. For the avoidance of doubt, the non-competition provisions set forth in this Shareholders Agreement shall not apply to the distribution of Adult Content to consumers by Globosat and its Affiliate Companies through companies whose purpose is the distribution of linear services, whether on subscription, pay-per-view, video-on-demand, a la carte, free basis; or DVD/Home Video, including, but not limited to, Sky Brasil Serviços Ltda., Net Serviços S/A, Globofilmes and SIGLA — Sistema Globo de Gravações Audiovisuais Ltda.
     12.4.      Notwithstanding the foregoing, the Venture may produce and distribute the Venture’s Original Content for purposes of the exploitation through Television and Other Media in Brazil or outside Brazil in accordance with Section III above.
     12.5.      For the avoidance of doubt, the Non Competition Provisions shall not be applied to the Playboy Lifestyle Channel or any similar programming. For further avoidance of doubt, nothing in this Shareholders Agreement shall be construed as a limitation to the Venture’s capacity in competing with Club Jenna, Inc. and its subsidiaries, in Brazil.
SECTION XIII
USE OF TRADEMARKS AND VENTURE’S CORPORATE NAME
13.1.      The Venture shall comply with the Trademark and Content Standards as set forth in Exhibit 13.1 attached hereto.

13.2.      The Shareholders hereby agree that the Venture’s corporate name shall be “PB Brasil Entretenimento S.A.” or as otherwise mutually agreed by the Shareholders. Notwithstanding anything to the contrary in this Shareholders Agreement, PEGI has given the Shareholders and the Venture, pursuant to the Parent Company Agreement, permission to gratuitously use the tradename “Playboy” as part of Venture’s corporate name. The Shareholders acknowledge, accept and agree that each of the Shareholders and the Venture have no rights to the tradename “Playboy” not specified herein, in the Parent Company Agreement or in any other Agreements executed in connection with the Venture and will not incur any rights and will retain no rights whatsoever to the tradename “Playboy” during and after the Venture’s use of such tradename other than as specified herein, in the Parent Company Agreement and in any other Agreements executed in connection with the Venture. In addition to the foregoing, immediately following the expiration or termination of the Venture’s right to use the Playboy Trademarks, the Venture will change its name so that the tradename “Playboy” is no longer part of the Venture’s name and the Venture will immediately destroy all stationery, business cards and other materials containing the tradename “Playboy”.
SECTION XIV
TERM
14.1.      Except for the provisions set forth in Sections 9.1.4 and 15.1.3 — which shall remain in full force and effect for the respective periods set forth therein —, the Shareholders hereby agree that the Shareholders Agreement shall remain in full force and effect for a period of twenty (20) years counted from the date of the execution of this Shareholders Agreement (the “Term”). The Term may be extended upon mutual agreement of the Shareholders.
14.1.1. The Shareholders hereby agree that it is their intention, and that they will make every commercially reasonable effort, to extend the Term for an additional five-year period on commercially reasonable terms, taking into consideration all events and factors which occurred during the Term and in furtherance of this intention.
14.1.2. The Shareholders hereby undertake to meet to negotiate in good faith the extension of the Term no later than two (02) years prior to the expiration of the Term, provided that such negotiation shall terminate no later than one (01) year prior to the expiration of the Term.

14.1.3. Subject to the terms and conditions set forth herein and notwithstanding any other provision herein, each Shareholder shall have the right to sell to the other Shareholder 100% (and not less than 100%) of its Shares at the Fair Market Value determined in accordance with Section X of this Shareholders Agreement (the “Way-out Option”), provided that the Shareholders shall only be entitled to exercise the Way-out Option upon the occurrence of any of the following: (i) within the first five-year period commencing January 1, 2008, the annual revenue of the Venture is, for any three (3) Fiscal Years, thirty percent (30%) below the revenue projected in each of the relevant Annual Business Plans approved by the Shareholders; or (ii) after the first five-year period commencing January 1, 2008, the annual revenue of the Venture is, for three (3) consecutive Fiscal Years, thirty percent (30%) below the revenue projected in each of the relevant Annual Business Plans approved by the Shareholders.
14.1.3.1. To exercise the Way-Out Option, any Shareholder (the “Selling Shareholder”) shall, within sixty (60) days as of the date of the release of the relevant audited financial statement, give notice in writing (a “Way-Out Notice”) to the other Shareholder (the “Purchasing Shareholder”) informing its intention to exercise the Way-Out Option, at the price per Share equal to the Fair Market Value.
14.1.3.2. The Shareholders hereby agree that the Purchasing Shareholder shall not be obligated to purchase the Selling Shareholders’ Shares unless the Purchasing Shareholder gives notice to the Selling Shareholder within thirty (30) days from the receipt of a Way-Out Notice informing its intention to purchase the Selling Shareholders’ Shares in accordance with the terms and conditions of Section 14.1.3 and its sub-items.
14.1.3.3. The closing of the Way-Out Option shall occur on the tenth (10th) Business Day following the determination of the Fair Market Value of the Selling Shareholders’ Shares in connection with this Section 14.1.3 and its sub-items, subject to the provisions set forth in Section X. The closing of the Way-Out Option shall take place at the Venture’s headquarters or such other location as the Shareholders may mutually agree, and the price of the Shares subject to the Way-Out Option shall be paid in cash at the closing, against execution, by the Shareholders, of the transfer instrument required to perfect the sale.

14.1.3.4. In the event of the exercise of the Way-Out Option pursuant to the terms of this Shareholders Agreement, the Selling Shareholder undertakes not to, and shall cause its Affiliate Companies not to compete, directly or indirectly, with the activities of the Venture, specifically related to the exploitation, development, operation, distribution, production and commercialization of Adult Content in Television and Other Media in Brazil. This non-competition covenant is valid within Brazil and shall be enforceable, and in full force and effect for a period of 1 (one) year from the date of the transfer of the Shares subject to the Way-Out Option.
14.1.3.5. In the event (a) both Shareholders timely send a Way-Out Notice in accordance with the terms set forth herein, or (b) the Purchasing Shareholder does not timely provide the notice referred to in Section 14.1.3.2, or (c) the Shareholders do not reach an agreement with respect to the transfer of the Selling Shareholder’s Shares in connection with the timely exercise of a Way-Out Option in accordance with the terms and conditions of Section 14.1.3 and its sub-items, then the Shareholders agree that (i) the Venture shall be promptly dissolved in compliance with the Venture Wind-Up process set forth in Section 15.2 of this Shareholders Agreement, (ii) the Shareholders shall vote for the dissolution of the Venture at the applicable Shareholders Meeting, and (iii) that no further costs or expenses shall be incurred by the Venture or behalf the Venture by any of the Shareholders unless it is related to dissolution of the Venture or otherwise required by law.
SECTION XV
TERMINATION
15.1.      Notwithstanding the provisions set forth in Section XIV above, the occurrence of any of the following events (“Termination Event”) with respect to a Shareholder (the “Defaulting Shareholder”) shall entitle the other Shareholder (the “Non-Defaulting Shareholder”) to exercise, at its sole discretion, the rights set forth in Section 15.1.1 below:
(i)	the commencement by or against a Defaulting Shareholder of bankruptcy, insolvency, dissolution, liquidation, judicial reorganization, composition with creditors or any similar proceeding, that is not dismissed or withdrawn within sixty (60) days; or

(ii)	a breach by a Defaulting Shareholder of a material obligation that has not been cured within sixty (60) days from the receipt of a written notice to that effect from the Non-Defaulting Shareholder; or

(iii)	the cessation, expropriation or threat of expropriation of a Defaulting Shareholder’s business or a substantial part thereof.
15.1.1. Upon the occurrence of a Termination Event, the Non-Defaulting Shareholder shall have the right to terminate the Shareholders Agreement, pursuant to Section 15.3 below.
15.1.2. The rights set forth in Section 15.1.1 above shall not be deemed an exclusive remedy in the event of a Termination Event and shall not prevent the Non-Defaulting Shareholder (whether or not it has exercised those rights) from seeking specific performance and/or claiming the damages actually suffered in connection with such Termination Event.
15.1.3. In the event of termination of the Shareholders Agreement pursuant to a Termination Event, the Defaulting Shareholder undertakes not to, and shall cause its Affiliate Companies (including, but not limited to, Claxson and GCP, as the case may be) not to compete, directly or indirectly, with the activities of the Venture, specifically related to the exploitation, development, operation, distribution, production and commercialization of Adult Content in Television and Other Media in Brazil, except for the Playboy Brazil Magazine Assets and Club Jenna. This non-competition covenant is valid within Brazil and shall be enforceable, and in full force and effect as of the date of the Termination Event and for a period of two (02) years counted from the date the Defaulting Shareholder ceases to own any Shares in the Venture.
15.1.3.1. In the event the Defaulting Shareholder is PTVLA, the Shareholders recognize that PEGI has certain obligations provided for in the Parent Company Agreement.

15.2.      In the event of termination of the Venture or of non-renewal of its expired Term (the “Termination Date”), the Shareholders hereby agree to adopt the following procedure:
15.2.1. Within 15 (fifteen) days following the Termination Date, the Venture shall, by means of a capital reduction, or through any other procedure mutually agreed by the Shareholders, transfer the PTVLA Assets back to PTVLA and the Globosat Assets back to Globosat.
15.2.2. After the transfer of the assets mentioned in Section 15.2.1 is concluded, the Shareholders shall take all necessary measures in order to initiate a winding up procedure with respect to the Venture (the “Venture Wind Up”).
15.2.3. After the transfer of the assets mentioned in Section 15.2.1 is concluded and prior to the Venture Wind Up, the Venture shall remove any Playboy Trademark from any and all of the Venture’s assets to be sold to third parties as a result of the Venture Wind Up. In the event, for any reason whatsoever, it is not feasible to remove a Playboy Trademark from a given asset, such asset shall be immediately destroyed and shall not be sold to third parties as a result of the Venture Wind Up.
15.2.4. Notwithstanding the provisions set forth in Sections 15.2.2 and 15.2.3 above, the Shareholders may elect not to proceed with the Venture Wind Up, in the event a Shareholder agrees to sell its Shares to the other Shareholder.
15.3      In the event of termination of this Shareholder Agreement pursuant to Section 15.1.1 above, the Shareholders hereby agree to adopt the following procedure:
15.3.1 The Non-Defaulting Shareholder shall, within a period of thirty (30) days counted from the date it became aware of a Termination Event, give notice in writing (the “Termination Notice”), to the Defaulting Shareholder informing (i) the exercise of its right to terminate this Shareholder Agreement, and (ii) whether it elects to purchase all of the Defaulting Shareholder’s Shares, at the price per Share equal to the Fair Market Value, or if it elects to proceed with the Venture Wind Up, in which case the procedure set forth in Sections 15.2.2 and 15.2.3 shall be observed.

15.3.2. Prior to the acquisition of the Defaulting Shareholder’s Shares or to the Venture Wind Up, as the case may be, within 15 (fifteen) days from the date of receipt of the Termination Notice by the Defaulting Shareholder, the Venture shall, by means of a capital reduction, or through any other procedure mutually agreed by the Shareholders, transfer the PTVLA Assets back to PTVLA and the Globosat Assets back to Globosat.
15.3.3. For the purposes of item (ii) of Section 15.3.1 above, the Fair Market Value shall be determined in accordance with the procedure set forth in Section X above; provided that, (i) in the determination of the Fair Market Value, the appraisers shall take into consideration the transfer of the PTVLA Assets back to PTVLA and the transfer of the Globosat Assets back to Globosat; (ii) all costs related to the determination of the Fair Market Value shall be borne, exclusively, by the Defaulting Shareholder, including, but not limited to, all fees due to the appraiser(s) appointed by the Shareholders.
15.3.4. Within sixty (60) days from the date that the Fair Market Value has been duly determined in accordance with Section 15.3.3 above, the Defaulting Shareholder shall sell and, the Non-Defaulting Shareholder shall purchase, all of the Defaulting Shareholder’s Shares, at the price per Share equal to the Fair Market Value.
15.4.      In the event of termination of this Shareholder Agreement, whether as a result of the provisions set forth in Section 15.2 above or in Section 15.3 above, all Agreements executed by the Venture and the Shareholders or their respective Affiliate Companies as a result of this Shareholder Agreement shall be automatically terminated.
15.5.      The Uncured Material Breach (as respectively defined in the License Agreement and in the Globosat Content Sub-license Agreement) of the License Agreement or of the Globosat Content Sub-license Agreement, as the case may be, by either party to the License Agreement or to the Globosat Content Sub-license Agreement, as the case may be, shall be deemed a breach by the same party of this Shareholders Agreement, and without prejudice to any rights or claims it may have under law, the Shareholders shall have all of their respective rights and remedies available under this Shareholders Agreement as the non breaching party, including the termination of this Shareholders Agreement, the License Agreement and the Globosat Content Sub-license Agreement. In addition, PTVLA shall be entitled to all of its subrogation rights pursuant to the License Agreement.

SECTION XVI
REGISTRATION OF THE SHAREHOLDERS AGREEMENT
16.1.      For the purposes of Article 118 and its paragraphs of the Brazilian Corporate Law, the Shareholders hereby agree that an executed copy of the Shareholders Agreement shall be kept at the headquarters of the Venture.
16.2.      Promptly after the execution of the Shareholders Agreement and as long as it remains in effect, the Shareholders shall cause the Register of Nominative Shares, as well as all certificates, if any, related to the common Shares of the Venture to bear a legend as follows:
“A transferência, compra e venda das ações representadas por este registro estão sujeitas às restrições previstas em um acordo de acionistas. Uma cópia deste acordo de acionistas está arquivada na sede social da PB Brasil Entretenimento S.A., cujas cláusulas referentes a tais restrições podem ser examinadas durante o expediente normal da companhia.”
SECTION XVII
OTHER AGREEMENTS
17.1.      It is agreed that the Shareholders may render Technical Services to the Venture by means of the execution of a Technical Services Agreement. The Shareholder interested in rendering Technical Services to the Venture shall present its technical and operational conditions, as well as the price (which shall be in Reais, annually increased in accordance with IGP-M) to be paid by the Venture in consideration for the rendering of such Technical Services. The Venture will choose the Shareholder that will render the Technical Services, according to the most favorable price, commercially reasonable technical and operational conditions offered.
17.1.1. In the event any of the Shareholders and/or any of its Affiliate Companies enters into any Agreement regarding Technical Services (or, with respect to Globosat, Agreements by means of which the Affiliates Companies of Globosat will act on the sale of the Adult Content) with any Person (other than

Claxson, PEGI, GCP or Globosat’s wholly-owned subsidiaries, as the case may be) with more favorable terms than those set forth in Technical Services Agreements entered into with the Venture, than the terms of such Technical Services Agreements shall be replaced or modified to reflect such more favorable terms.
17.1.2. Notwithstanding the provisions of Sections 17.1 and 17.1.1 above, the Shareholders hereby agree that Back-Office Services will be provided by Globosat to the Venture based on commercially reasonable fees negotiated in good faith that will be set forth in the Annual Budget and Annual Business Plan.
17.2.      The Shareholders hereby agree that Globosat shall be exclusively responsible for any and all advertising sales of the Venture, according to Globosat’s regular business conditions already in practice, pursuant to an Advertising Sales Services Agreement to be executed on the date hereof.
17.3.      In their capacity as the only Shareholders of the Venture, Globosat and PTVLA shall cause the Venture to execute a Distribution Agreement with Net Brasil granting to Net Brasil’s Affiliate System the right to exhibit, carry and authorize the reception in residential and/or non-residential establishments of the Adult Content, in Television and Other Media.
17.3.1. The negotiation of the distribution Agreements of the Adult Content owned and/or operated by the Venture with the clients shall be carried out by Net Brasil, in the same terms and conditions of the Net Brasil Distribution Agreement. The Venture shall supervise such negotiations with the clients and the Venture’s Board of Officers shall approve such distribution Agreements with clients, subject to Section 5.2.
17.4.      In their capacity as the only Shareholders of the Venture, Globosat and PTVLA shall also cause the Venture to execute the Net Brasil Agency Agreement by which the Venture shall — subject to the terms thereof — appoint Net Brasil as its exclusive agent for the purpose of soliciting, promoting, marketing to and negotiating with Net Brasil’s Non Affiliate System for the carriage of Adult Content on such Net Brasil’s Non Affiliate System through Television and Other Media, during the Term; provided that, for so long as the Net Brasil Agency Agreement is valid and effective, the Venture shall not enter into any Agreement with any Net Brasil’s Non Affiliate System with respect to the carriage of Adult Content on such Net Brasil’s Non Affiliate System unless such Agreement was negotiated by Net Brasil.
17.4.1. The Shareholders hereby agree that the Net Brasil Agency Agreement shall set forth that Net Brasil shall be entitled to receive, on a monthly basis, a commission equal to 10% (ten percent) of the total amount received by the Venture from Net Brasil’s Non Affiliate System in Television and Other Media.
17.4.2. For the avoidance of doubt, the Shareholders hereby agree that Net Brasil shall not be entitled to receive the commission referred to in Section 17.4.1 above in the event that Net Brasil negotiates a less favorable price than those related to the Net Brasil Affiliate System.
17.4.3. The distribution and exhibition of Adult Content by Net Brasil’s Non Affiliate System shall be negotiated by Net Brasil in accordance with the terms and conditions settled in the Net Brasil Agency Agreement to be executed between the Venture and Net Brasil or as otherwise instructed by the Venture to Net Brasil. The Venture shall supervise such negotiations and the Venture’s Board of Officers shall approve such Net Brasil Agency Agreement and any distribution Agreements regarding Net Brasil’s Non-Affiliate System.
17.5.      For the avoidance of doubt, the distribution of all Adult Content to third parties shall not be limited or restricted by any provision set forth in such Agreements other than MFN provisions.
17.6.      In their capacity as the only Shareholders of the Venture, Globosat and PTVLA shall also cause the Venture to execute a license Agreement with PTVLA in order to set forth the terms and conditions by which PTVLA shall make available, on an exclusive basis, to the Venture, to the extent PTVLA has or controls those rights, without any additional charge other than the fees owed to PTVLA set forth in Section 17.6.2 below, all the Adult Content for the Television and Other Media businesses already produced and/or distributed and/or to be produced and/or distributed by PTVLA in Latin America and/or targeted for exploitation in Latin America by means of Television and the Other Media (including but not limited to exclusive license to the Venture for the use and exploitation of the Playboy Unbranded Adult Content and exclusive license to the Venture for the Playboy Unbranded Trademarks in Television and Other Media in Brazil during the Term) (“License Agreement”), except that the Playboy Branded Content and the Playboy Trademarks shall be available to the Venture solely for

Television. The Venture shall have the right to use and exploit the above mentioned Adult Content in the Other Media and Television, provided that Playboy Branded Adult Content may only be used and exploited in Television. Such Adult Content may be customized or not, in Brazil, at the Venture’s sole discretion and expense, subject to Section 3.1 above.
17.6.1. Globosat also shall make available to the Venture all the Adult Content already produced or the Adult Content’s licensed which may be transferred to the Venture, as well as the trademarks, in accordance with the Globosat Content Sub-license Agreement and the Globosat Trademark License Agreement.
17.6.2. In consideration for the licensing of Adult Content rights to the Venture pursuant to this Shareholders Agreement, PTVLA shall be entitled to receive, per year, during the Term, the lesser of (i) 9.5% (nine point five percent) of the Television Net Revenues for such relevant year payable monthly, or (ii) R$18,000,000.00 (eighteen million Reais) annually, provided that this amount shall be annually adjusted, starting on January 1st, 2008, in accordance with the variation of the IGP-M rate for the immediately preceding year.
17.7.      On the date hereof, Globosat and PTVLA will also execute a trademark coexistence agreement regarding the use of the ForMan Trademark (“Trademark Coexistence Agreement”).
SECTION XVIII
CONFIDENTIALITY
18.1.      Each Shareholder undertakes to the other Shareholder that it (i) will not at any time, either during or after the Term of this Shareholders Agreement and/or any of the Definitive Agreements, use or divulge to any Person nor publish, or disclose or permit to be published or disclosed, any secret or Confidential Information relating to the Venture or any other Shareholder which it has received or obtained, or may receive or obtain (whether or not, in the case of documents, they are marked as confidential), except in the proper course of the provision of services on behalf of the Venture; and (ii) will not at any time, either during or after the Term of this Shareholders Agreement, except as required by the Venture or by the other Shareholder, retain, duplicate or remove from the Venture’s premises Confidential Information relating to the Venture or any other Shareholder in whatsoever form, which is supplied by the Venture or any other Shareholder to it or which comes to its notice during the period of this

Shareholders Agreement and/or any of the Definitive Agreements; except to the extent disclosure is required as a matter of Law or regulation (including the rules and regulations of a stock exchange or a regulatory agency) or such information is in the public domain by means not contrary to this confidentiality provision.
SECTION XIX
SUBMISSION TO CADE
19.1.      The Shareholders recognize that the transactions contemplated herein have already been submitted to the approval of CADE. Nevertheless, the Shareholders shall remain jointly responsible and shall take all necessary measures for the timely submission of any other documents regarding the transactions contemplated herein to CADE (including a executed copy of this Shareholders Agreement), as well as to endeavor to obtain such authority’s full approval of the transactions contemplated herein.
19.1.1. The Shareholders are currently jointly represented before CADE by one (01) Brazilian law firm, contracted by consensus among the Shareholders.
19.1.2. The Shareholders shall share the expenses, costs and fees related to the filing (including attorneys’ fees) pro rata in accordance with their respective voting percentage interest in the Venture, including the preparation, execution and delivery of the Definitive Agreements (with the exception of the Shareholders Agreement) and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.
19.1.3. All the documents related to this Shareholders Agreement shall be filed before the CADE by the Shareholders within fifteen (15) days after the signature of this Shareholders Agreement.
19.1.4. The Shareholders will jointly determine who shall lead all filings and conversations with, responses to, and all other communication with the Governmental Authorities in Brazil relating to the consummation of the transactions contemplated by this Shareholders Agreement and the MOU.
19.1.5. Each of the Shareholders shall (i) provide the law firm in charge of the filing before CADE, as established in Section 19.1.1 above, with any and all information required to prepare the necessary documentation to obtain the approval from the antitrust authorities, subject to the failure to comply with such obligation pursuant to Section 19.1.6 below; (ii) consult with each other prior to any filing or application relating to the transactions contemplated by this Shareholders Agreement, the MOU or any other Agreement; (iii) share all relevant information relating to such filings and conversations, to the extent that the information provided is not confidential to such Shareholder; (iv) allow the law firm in charge of the filing to provide the other Shareholder copies of all filings supplied by such Shareholder or any of its Affiliate Companies to any Governmental Authority, in connection with this Shareholders Agreement, the MOU or any other Agreement and the transactions contemplated hereby, to the extent that the information provided is not confidential to such Shareholder; and (v) provide each other with advance notice of any meetings regarding such filings or other communications and, at any other Shareholder’s request, the opportunity to participate in such meetings and conversations. Notwithstanding the foregoing, nothing in this Section 19.1 and its sub-items shall be construed to restrict the ability of any Shareholder or any of its Affiliate Companies to comply with applicable Laws, provided that the other Shareholder, as far as practicable, is given reasonable notice and reasonable ability to consult before any such compliance is effected.
19.1.6. The Shareholders further agree that each Shareholder is fully and solely responsible for the supply of any information relating to such Shareholder or any of its Affiliate Companies requested by CADE (or any other Governmental Authority) in connection with the filings hereunder, and that any penalty imposed by CADE under Brazilian Federal Law no. 8.884 of June 11, 1994, as amended from time to time, or by any other Governmental Authority for failure to provide such information shall be borne by the Shareholder that failed to comply with such Law, and, accordingly, such Shareholder shall indemnify, promptly defend and hold the other Shareholder harmless from any penalty or liability arising therefrom.
19.1.7. The Shareholders shall take all necessary measures in order to contribute to CADE’s prompt and full approval and to ensure the practical results intended by CADE’s decision, preserving the full intent of the terms agreed to pursuant to this Shareholders Agreement.
19.1.8. If CADE imposes any conditions or restrictions to the Venture or imposes amendments of any terms and conditions set forth in this Shareholders

Agreement, in the MOU and/or in the Definitive Agreements, the Shareholders shall make their good-faith efforts, at their own exclusive costs, to reach a joint and mutual agreement with regard to the restrictions and/or orders imposed by CADE. If, upon mutual agreement by the Shareholders, the conditions, restrictions and/or amendments to this Shareholders Agreement, the MOU and/or the Definitive Agreements are considered to materially affect the Venture, any Shareholder may terminate this Venture without any liability. The Shareholders agree that, in such case, no indemnification or payments of whatever nature shall be due by any Shareholder to the others.
19.1.9. Notwithstanding anything to the contrary in this Shareholders Agreement, in the MOU or any other Agreement, Globosat shall not be required to agree to any restrictions on its business or that of any of its Affiliate Companies in order to gain any governmental approval necessary for the consummation of the transactions contemplated hereby or by any other Agreement. In the event that any Governmental Authority proposes to impose any such restrictions or requires concessions on the business of Globosat, GCP and/or any of its Affiliate Companies in order to gain any governmental approval and such restrictions and concessions, individually and in the aggregate, do or will, in Globosat’s good-faith view, directly or indirectly adversely affect or otherwise affect in any respect any of Globosat, GCP and/or any of its Affiliate Companies (including any position inconsistent with any interest of any of Globosat, GCP and/or any of its Affiliate Companies to any Governmental Authority) (collectively, the “Globo Restrictions”), Globosat shall have the right to determine, in its reasonable discretion, whether or not to accept such Globo Restrictions, and shall negotiate such Globo Restrictions — but only so long and to the extent that such restrictions and concessions continue, individually and in the aggregate, to constitute Globo Restrictions — with the relevant authorities on behalf of the Shareholders, provided that Globosat shall determine, in its sole discretion, whether or not to accept such Globo Restrictions and/or to terminate the Venture without any liability. The Shareholders hereby agree that, in such case, no indemnification or payments of whatever nature shall be due by Globosat, GCP and/or any of its Affiliate Companies to any other Shareholder nor shall PTVLA be liable to Globosat for any indemnification or payments of whatever nature.

SECTION XX
INDEMNIFICATION
20.1.      Each Shareholder shall, and shall ensure that its agents or representatives comply with all Laws applicable to its performance of this Shareholders Agreement and in connection with the Venture. Each Shareholder shall indemnify, defend and hold the other Shareholder and the Venture — and their respective Affiliate Companies, directors, officers, employees and representatives — harmless from and against any claim, loss, damages actually suffered, liability, expense or cost of whatever nature which the other Shareholder or the Venture — or their respective Affiliate Companies, directors, officers, employees and representatives — may suffer through or arising from or in connection with such Shareholder’s, or any of its agents or representatives acting on its behalf, breach of any obligation, commitment, warranty, undertaking or covenant contained in this Shareholders Agreement.
SECTION XXI
DISPUTE RESOLUTION
21.1.      In the event of a failure, on any duly convened Shareholders’ Meeting to achieve consensus on any Relevant Matter submitted to such meetings, or in the event of any disputes, differences, or questions arising from or related to this Shareholders Agreement or to the subject matter thereof (the “Controversy”), regardless of whether such failure is due to abstention from voting, tied voting or the absence of a quorum to do business, the CEO shall immediately refer the Controversy to the legal representatives of each of the Shareholders, who shall make their best commercial efforts to amicably resolve the Controversy within a period of sixty (60) days from the date on which it was referred to them by the CEO.
21.1.1. In case the Shareholders amicably resolve the Controversy within the 60 (sixty)-day period referred to in Section 21.1 above, a Shareholders’ Meeting shall be duly convened in order to submit such Relevant Matter for the Shareholders’ approval.
21.1.2. All Controversies that cannot be resolved by the Shareholders by discussion pursuant to this Section XXI might be settled in accordance with Section 22.10 below.

SECTION XXII
GENERAL PROVISIONS
22.1.      The Venture is the sole Party beneficiary to this Shareholders Agreement and shall (i) observe and enforce its provisions, in accordance with any applicable Laws (including but not limited to the Brazilian Corporate Law), and (ii) refrain from registering, enforcing or acting in any other manner whatsoever in connection with any actions or omissions in breach of this Shareholders Agreement.
22.1.1 Notwithstanding the provision set forth in item 1.1 of the Parent Company Agreement, the Parties to this Shareholders Agreement, acknowledge that all definitions used in the Parent Company Agreement shall have the same meaning ascribed to them in this Shareholders Agreement, except as otherwise set forth therein.
22.2.      The Shareholders hereby acknowledge and agree that each and every obligation of the Shareholders under this Shareholders Agreement shall be subject to specific performance within the terms of article 118 of the Brazilian Corporate Law. In addition to the foregoing, the Shareholders acknowledge that this Shareholders Agreement constitutes extrajudicial title for enforcement for all the purposes of articles 461, 466-A and following of the Brazilian Code of Civil Procedure.
22.3.      Except as otherwise provided in this Shareholders Agreement, no Shareholder shall, by any means, Transfer its rights and/or duties under this Shareholders Agreement, in whole or in part, to any Person, without the prior written consent of the other Shareholder. This Shareholders Agreement shall be binding upon and shall inure to the benefit of the Shareholders and their respective administrators, successors, legal representatives and permitted assigns. This Shareholders Agreement is not intended and shall not be construed to create any rights in any Persons other than the Shareholders and their respective successors and permitted assigns, and no Person shall assert any rights as a third party beneficiary hereunder.
22.4.      If a transfer of Shares to a Permitted Transferee occurs, the rights and/or duties of the Transferring Shareholder hereunder shall automatically be transferred to the Permitted Transferee, subject to the provisions of Section 8.1 above.
22.5.      This Shareholders Agreement together with any document referred to herein constitutes the entire agreement between the Shareholders and supersedes any prior agreements, understandings or arrangements between them, whether oral or in writing, relating to the subject matter hereof (including without limitation, the MOU) and no representations, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations between the Shareholders prior to this Shareholders Agreement, except as set out in this Shareholders Agreement, in the Parent Company Agreement and/or in the Definitive Agreements.
22.6.      No amendment or modification to this Shareholders Agreement shall be effective unless in writing and signed by duly empowered representatives of all Shareholders and the Venture. In the event of the amendment or modification of this Shareholders Agreement in accordance with its terms, the Shareholders shall meet within thirty (30) calendar days following such amendment or modification or as soon thereafter as practicable for the purpose of adopting any amendment to the by-laws of the Venture that may be legally required as a result of such amendment or modification to this Shareholders Agreement.
22.7.      In case of any conflict between the provisions of the by-laws of the Venture and the terms of this Shareholders Agreement, the terms of this Shareholders Agreement shall prevail to the extent permissible by the applicable Laws. In such event, the Shareholders shall amend, to the extent permissible by the applicable Laws, the by-laws of the Venture accordingly (which by-laws are attached hereto as Exhibit 22.7 to reconcile such conflict.
22.7.1. If any provision or part of a provision of this Shareholders Agreement shall be, or be found to be by any court of competent jurisdiction to be, invalid or unenforceable, such invalidity or enforceability shall not affect the other provisions or parts of this provision or of this Shareholders Agreement, all of which shall remain in full force and effect. Notwithstanding the foregoing, in the case of any conflict between the terms of this Shareholders Agreement and the applicable Laws, the Shareholders shall take such action as may be necessary or desirable to the extent permissible by the applicable Laws, including the amendment of this Shareholders Agreement, to give effect to the intentions and essential terms contemplated in this Shareholders Agreement, preserving, to the extent possible, the main intentions and terms originally negotiated by the Shareholders.
22.8.      All notices and other communications required or permitted hereunder shall be made in writing. Such notices shall be delivered personally, sent by facsimile transmission, confirmed in writing, courier or registered mail, return receipt requested, postage prepaid, to the addresses and facsimile numbers below, unless notice of change of addresses and/or facsimile numbers has been given in writing in accordance with this

Section, in which case any notices shall be sent to such new addresses and/or facsimile numbers. The Shareholder giving notification or communication as provided for in this Shareholders Agreement shall obtain dated evidence of delivery and the notification or communication shall be deemed to have been given on the date indicated in the proof of delivery.

If to Globosat, to:
Globosat Programadora Ltda.
Rua Itapiru 1209 — parte
Rio Comprido — CEP: 20.251-032
Rio de Janeiro, RJ — Brazil
Attn: Sr. Alberto Pecegueiro
Tel: 55-21-2503-7763
Fax: 55-21-2273-2770

With copy to Globosat:
Av. Afrânio de Melo Franco 135 — 4º andar
Leblon — CEP 22.430-060
Rio de Janeiro, RJ — Brazil
Attn: Simone Nunes Lahorgue
Tel.: 55-21-2540-4495
Fax: 55-21-2540-4727

If to PTVLA, to:
Playboy TV Latin America, LLC
1550 Biscayne Boulevard
Miami, FL, 33132, USA
Attn: General Counsel
Tel.: 1-305-894-3500
Fax: 1-305-894-4803

With Copy to PEGI:
Playboy Entertainment Group, Inc.
2706 Media Center Drive
Los Angeles, CA 90065, USA
Attn: Business and Legal Affairs
Tel: 1-323-276-4000
Fax: 1-323-276-4502

22.9.      The failure of any Shareholder to enforce or exercise, at any time or for any period of time, any term of or any right or remedy in connection with or arising pursuant to or under this Shareholders Agreement does not constitute, and shall not be construed as, a waiver of such term or right or remedy and shall in no way affect that Shareholder’s right later to enforce or exercise it.
22.10.      This Shareholders Agreement and the obligations and rights established herein, and any other documents and Agreements that shall be executed by the Shareholders as a result of the incorporation of the Venture, shall be construed in accordance with and shall always be subject to the Laws of Brazil.
22.11.      Any dispute, controversy or claim arising out of, relating to, or in connection with, this Shareholders Agreement and any other documents and Agreements that shall be executed by the Shareholders as a result of the incorporation of the Venture, or the performance, breach, termination or validity thereof, shall be submitted to the central courts of the district of Rio de Janeiro, State of Rio de Janeiro, excluding any other, however privileged it may be.
22.11.1. PTVLA hereby irrevocably waives any immunity from jurisdiction of any kind to which it may be or may come to be entitled, be it for the purposes of service of process, performance, pledge, granting of a judicial or non-judicial warranty, performance warranty (garantia de execução) or any other acts regarding negotiations, arbitration, lawsuits or other kinds of judicial or non-judicial proceedings, hereby undertaking never to allege in its favor such immunities from jurisdiction in any negotiation, arbitration, lawsuit or any other kind of judicial or non-judicial proceeding related to its obligations, liabilities or other matters related to this Shareholders Agreement or the transactions contemplated hereby (including any liability for the payment of money).
22.11.2. On the date of execution of this Shareholders Agreement, PTVLA shall present to the Venture and/or to Globosat certified copies of valid powers-of-attorney, each appointing a natural person resident in Brazil to receive service of process on behalf of each of PTVLA in all judicial or non-judicial proceedings related to this Shareholders Agreement.
22.12.      This Shareholders Agreement was originally drafted and negotiated in Portuguese and it shall be executed in Portuguese and English, provided, however, that the Portuguese version shall prevail; provided, further that the English version of this Shareholders Agreement shall be a relevant element of interpretation in order to determine the actual meaning and spirit borne in mind by the Shareholders.

IN WITNESS WHEREOF the Shareholders have caused this Shareholders Agreement to be executed in three (03) counterparts of like form and content, for one sole effect, in the presence of the two (02) undersigned witnesses.
Rio de Janeiro, July 4, 2007

/s/ Alberto Pecegueiro          /s/ Rosana Codaro
GLOBOSAT PROGRAMADORA LTDA.

/s/ Alejando Iglesias
PLAYBOY TV LATIN AMERICA, LLC

/s/ Alberto Pecegueiro          /s/ Mario Mannarino
Intervening Party:
PB BRASIL ENTRETENIMENTO S.A.
Witnesses:

1. /s/ Alessandra Guedes
Name:
ID no.:
2. /s/ Leidjane Ribeiro de Lima
Name:
ID no.:

— Remainder of this page intentionally left blank —

63